UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Bank Mutual Corporation

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BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500
March 5, 2010
Dear Fellow Shareholder,
          We invite you to attend the Bank Mutual Corporation 2010 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Monday, May 3, 2010.
          Bank Mutual Corporation’s Notice of Annual Meeting of Shareholders and Proxy Statement, which are enclosed, describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can plan for the appropriate number of people.
          Also enclosed is a copy of Bank Mutual Corporation’s Summary Annual Report and attached to this Proxy Statement is the Annual Report on Form 10-K for the year ended December 31, 2009.
          YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. Signing the proxy will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.
Sincerely,
BANK MUTUAL CORPORATION
MICHAEL T. CROWLEY, JR.
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
DIRECTORS’ COMPENSATION
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
RISK MANAGEMENT AND COMPENSATION
CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS AND NOTICES

BANK MUTUAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2010

To the Shareholders of Bank Mutual Corporation:
          The 2010 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 3, 2010, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:
(1)	Electing three directors to serve for terms expiring in 2013;

(2)	Ratifying the selection of Deloitte & Touche LLP as independent auditors for 2010; and

(3)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.
          The board of directors recommends that shareholders vote FOR each of the board’s director nominees and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors.
          The board of directors has fixed the close of business on March 1, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.
          We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.
          If you have questions or comments, please direct them to Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, Attention: Corporate Secretary. Please also contact the corporate secretary if you would like directions to the annual meeting. If you prefer, you may also e-mail questions, comments or requests for directions to james.carter@bankmutual.com.

By Order of the Board of Directors

James P. Carter
Vice President and Secretary
Milwaukee, Wisconsin
March 5, 2010
          Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 3, 2010: The Company’s Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2009, and Summary Annual Report are available at: http://www.bankmutualcorp.com/amm.html.
          To view this material, your browser must support the PDF file format. If your browser does not support PDF viewing, download and installation instructions are available at the above link.
YOUR VOTE IS IMPORTANT
          Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Bank Mutual Corporation board of directors, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT
BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

SOLICITATION AND VOTING
          This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation (“Bank Mutual Corporation” or the “Company”) in connection with the solicitation of proxies by Bank Mutual Corporation’s board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on Monday, May 3, 2010, and at any adjournment of that meeting. The 2009 summary annual report to shareholders, which accompanies this proxy statement, and the 2009 annual report on Form 10-K, attached hereto, contain financial statements and other information concerning the Company. We are mailing the proxy materials to shareholders beginning on or about March 11, 2010.
          Record Date and Meeting Information. The board of directors has fixed the close of business on March 1, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 45,474,835 shares of common stock validly issued and outstanding.
          The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.
          Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If you own your shares directly and no voting instructions are given on a properly executed proxy, the shares will be voted by the persons named to vote the proxy FOR the election of the designated director nominees and FOR ratification of Deloitte & Touche LLP as independent auditors.
          Due to a recent regulatory rule change, brokers no longer have discretion to cast votes in the election of directors with respect to any shares held in street name for which they have not received voting directions from the beneficial owners. Therefore, if you hold your shares in street name, you must vote your proxy if you wish your shares to be voted in the election of directors.
          A shareholder may revoke a proxy at any time prior to the time it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.
          Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the proxy also will serve as voting instructions for the participant’s shares held in the DRP. Participants’ shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant’s shares held in the DRP.
          Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the “401(k) Plan”) will receive a separate blue proxy card, marked “401k,”

to instruct the 401(k) Plan’s administrator how to vote those shares. The administrator will vote shares in those participants’ 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant’s shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.
          Any shareholder who owns shares through an allocation to that person’s account under the Bank Mutual Corporation Employee Stock Ownership Plan (the “ESOP”) will receive a separate green proxy card, marked “ESOP,” to instruct the ESOP’s administrator how to vote those shares. The ESOP administrator, which is Bank Mutual Corporation acting through its board, will vote shares allocated to those participants’ ESOP accounts in accordance with the participant’s voting instructions on the proxies. The ESOP administrator may vote, at its discretion, unallocated ESOP shares and any allocated ESOP shares which are not voted by the individuals to whom they are allocated. It is expected that those shares will be voted FOR all nominees and proposals.
          Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.
          A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.
          Assuming that a quorum is present, the selection of Deloitte & Touche LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Accordingly, any shares not voted on this matter, whether by abstention or otherwise, will have no effect on this matter.
          Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.
          Corporate Background. Bank Mutual Corporation is a Wisconsin-chartered corporation which is the successor in a 2003 restructuring transaction to a mutual holding company subsidiary holding company of the same name. In this proxy statement: “Bank Mutual Corporation” and the “Company” refer to both the Wisconsin-chartered corporation and to its federally-chartered predecessor; the “Bank” refers to the Company’s subsidiary bank named Bank Mutual; and “First Northern” refers to First Northern Savings Bank, which was a Company subsidiary from its acquisition by the Company in 2000 until it was merged into the Bank in 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
          The table below sets forth information regarding the beneficial ownership of Company common stock as of the March 1, 2010 record date by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The table also includes information as to the only known 5% or greater shareholders of the Company.

	Number of Shares and
	Nature of Beneficial	Percent
Name of Beneficial Owner	Ownership (1)(2)	of Class
P. Terry Anderegg	445,089	*
David C. Boerke	14,600	*
Richard A. Brown	17,100	*
Thomas H. Buestrin	227,372	*
Christopher J. Callen	426,649	*
James P. Carter	58,527	*
Michael T. Crowley, Jr. (3)	2,692,889	5.8%
Michael W. Dosland	30,000	*
Mark C. Herr	140,378	*
Thomas J. Lopina, Sr.	244,610	*
William J. Mielke	380,434	*
Robert B. Olson	342,995	*
J. Gus Swoboda	232,338	*

All directors and executive officers as a group (14 persons) (4)(5)	5,464,807	11.4%
Eugene H. Maurer, Jr. (6)	268,390	*

BlackRock, Inc. (7)	3,511,789	7.7%

*	Less than 1.0%. Percentages are based on shares outstanding on the record date.

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Includes the following shares that are allocated to individuals’ ESOP accounts, for which individuals have sole voting power but no dispositive power over such shares: Mr. Anderegg — 32,815; Mr. Callen — 32,186; Mr. Carter — 15,697; Mr. Crowley Jr. — 37,195; all directors and executive officers as a group — 117,893; and Mr. Maurer — 30,513. Includes the following shares that are allocated to individuals’ accounts under the Benefits Restoration Plan, as related to the 401(k) Plan, for which individuals have sole dispositive power but no voting power over such shares: Mr. Anderegg — 3,190; Mr. Crowley Jr. — 44,893; and all directors and executive officers as a group — 48,083. Includes the following shares for which beneficial ownership is shared: Mr. Buestrin — 32,029; Mr. Carter — 32,030; Mr. Crowley Jr. — 93,842; Mr. Herr — 17,586; Mr. Lopina — 104,936; Mr. Mielke — 60,259; Mr. Olson — 229,623; Mr. Swoboda — 152,338; and all directors and executive officers as a group — 934,464. See also notes (4) and (5) below.

(2)	Includes the following shares subject to options exercisable within 60 days of the record date: Messrs. Anderegg and Callen — 265,086 each; Messrs. Boerke and Brown — 3,200 each; Mr. Buestrin — 130,000; Mr. Carter — 10,000; Mr. Crowley Jr. — 1,156,657; Mr. Dosland — 10,000; Mr. Lopina — 80,000; Mr. Herr — 89,582; Mr. Mielke — 103,372; Mr. Olson — 113,372; Mr. Swoboda — 80,000; all directors and executive officers as a group — 2,309,555; and Mr. Maurer — 100,000. As of December 31, 2009, Mr. Lopina had pledged 100,413 shares and Mr. Maurer held 113,666 shares in a margin account.

(3)	The information for Mr. Crowley Jr. is based in part on information contained in a report filed by him on Schedule 13G dated February 11, 2010 along with other information available to the Company. Mr. Crowley Jr.’s business address is c/o Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223.

(4)	The total for the group (but not any individual) includes 126,175 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, the Company (through its board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their ESOP accounts (but do not have dispositive power over those shares); the administrator will vote unvoted shares in its discretion. Allocated shares under the ESOP are included only if allocated to named executive officers, in which case they are included in those individuals’ (and the group’s) beneficial ownership. Also includes 83,812 shares held under the Benefit Restoration Plan, as related to the ESOP, in which officers share beneficial ownership of shares held for the accounts of others.

(5)	Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans. With respect to shares allocated to individuals’ accounts under the Benefits Restoration Plan as related to the 401(k) Plan, the individuals whose accounts hold such shares have sole dispositive power but no voting power over such shares; such shares are included in the individuals’ ownership in the table.

(6)	Mr. Maurer retired as an executive officer effective September 25, 2009.

(7)	BlackRock, Inc. (“BlackRock”) filed an amendment to Schedule 13G dated January 20, 2010 reporting sole voting and sole dispositive power as to 3,511,789 shares of common stock. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, the Barclays entities, which had previously reported ownership of Company common stock, are included with BlackRock’s Schedule 13G filing. BlackRock filed the report as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) and the report identifies the following subsidiaries as subsidiaries which acquired the security being reported by the parent holding company or control person: BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.
          The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
ELECTION OF DIRECTORS
          The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting, the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. Under the bylaws, the board may appoint a new director to fill a vacancy which occurs between annual meetings, including a vacancy which would result from a later determination to increase the size of the board. The board currently has nine directors. This year’s board nominees for election for terms expiring at the 2013 annual meeting are Richard A. Brown, Mark C. Herr and J. Gus Swoboda. While Mr. Brown’s term on the board was not set to expire until the 2011 annual meeting, he is being re-nominated at the 2010 meeting, for a term expiring in 2013, in order to even out the number of directors in each class; the imbalance was caused by the retirement of Raymond W. Dwyer, Jr., earlier this year. Mr. Dwyer, whose term was set to expire at the 2010 annual meeting, resigned from the board effective as of February 2, 2010. Mr. Dwyer served as a director of the Company and its affiliates since 1957. We have appreciated his 50-plus years of service to the Company and the Bank; the board of directors would like to thank Mr. Dwyer for his dedicated service.
          It is the Company’s policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Governance Committee makes nominations for election to the board, it reviews the Company’s director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “— Board Meetings and Committees — Nominating and Governance Committee” below.
          Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which we do not foresee, the board may name a replacement, in which case the shares represented by proxies will be voted FOR the substitute nominee.

          Information regarding the nominees and the directors whose terms continue is set forth in the following table. For additional information regarding the specific attributes possessed by each of our current directors and nominees, which together with their specific business and personal experience listed in the following table, provide the bases for their nomination, see “— Director Attributes” below. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed in the following table.

	Principal Occupation and	Director
Name and Age	Business Experience (1)	Since (2)
	Nominees for Terms expiring in 2013

Richard A. Brown, 61 (3)	Retired in 2006 as an audit partner, KPMG LLP, an international accounting firm; private equity investor and board member, Fortress Banc Ventures, LP	2007

Mark C. Herr, 57	Partner, Plunkett Raysich Architects LLC	2001

J. Gus Swoboda, 74 (4) (5)	Retired; prior thereto, Senior Vice President, Human and Corporate Development, Wisconsin Public Service Corporation, electric and gas utility	1987

	Continuing Directors — Terms expire in 2012

Thomas H. Buestrin, 73 (3) (4) (5) (6)	President of Buestrin, Allen & Associates Ltd., real estate investment, management and development	1995

Michael T. Crowley, Jr., 67 (4)	President, CEO and Chairman of the Company; President and CEO of the Bank, and its Chairman since 2005	1970

William J. Mielke, 62 (3) (5) (7)	President and CEO of Ruekert & Mielke Inc., engineering	1988

	Continuing Directors — Terms expire in 2011

David C. Boerke, 64 (6)	Principal, commercial real estate advisor, The Boerke Company, Inc., a commercial real estate group that is a member of the Cushman Wakefield Alliance, a commercial real estate company; president, Boerke Advocates, Inc., commercial real estate company; private equity investor, Antietam, LLC and Market Street Investors	2007

Thomas J. Lopina, Sr., 72 (7)	Associate, Spectrum Solutions, Inc., small business consulting firm	1979

Robert B. Olson, 72 (3) (7)	Retired as self-employed consultant in 2005; prior to 2000, an executive with Little Rapids Corporation, specialty paper producer	1997

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of the Company, the Bank or First Northern Savings Bank (acquired by the Company in 2000), as the case may be. Each of these persons, other than Messrs. Boerke (2008), Brown (2008) and Herr (2001), became a director of the Company in 2000.

(3)	Member of the Audit Committee, of which Mr. Brown is Chairman.

(4)	Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman.

(5)	Member of the Nominating and Governance Committee, of which Mr. Mielke is Chairman.

(6)	Messrs. Boerke and Buestrin are first cousins.

(7)	Member of the Compensation Committee, of which Mr. Mielke is Chairman.
Director Attributes
          When making its decisions regarding who to nominate, or re-nominate, for the board, the Nominating and Governance Committee of the board of directors considers an individual’s particular background and prior service with the Company, as summarized above, along with the general factors discussed in “Selection Criteria for Directors” and “Board Meetings and Committees — Nominating and Governance Committee” below.
          As further discussed below, the board believes that, particularly in the context of a regulated industry, the Company generally benefits from retaining existing, long-term directors in office because of the knowledge of the industry and the Company that they can gain over the course of time. Thus, the Nominating and Governance Committee generally nominates incumbent directors for re-election to the board as long as those directors have performed, and are expected to continue to perform, in a satisfactorily manner and the board maintains an acceptable overall balance of skills and experience. On the basis of their experience and their strong contributions as long-time directors, the Nominating and Governance Committee nominated Messrs. Herr and Swoboda for re-election at the 2010 annual meeting, and nominated Messrs. Buestrin, Crowley Jr., Lopina, Mielke and Olson for re-election at the prior two annual meetings, and that is also why the Committee has concluded, as of the date of the filing of this proxy statement, that each individual is qualified to serve on the board. In addition, Mr. Crowley Jr. was also re-nominated due to the practice of having the Company’s chief executive officer serve on the board.
          Messrs. Boerke and Brown joined the Company’s board in 2008, after having joined the Bank’s board in 2007. Both individuals were nominated as first-time directors in 2008 by the Nominating and Governance Committee (and, in the case of Mr. Brown, also nominated for re-election in 2010) because each had the experience set forth above, met all other criteria for board membership and brought important perspectives and expertise to the board. In particular, Mr. Boerke was nominated due in large part to his extensive professional experience with and knowledge of the commercial real estate market in Wisconsin, which is an important part of the Company’s business, and Mr. Brown was nominated due in large part to his extensive financial industry and accounting background, including over 36 years of public company auditing experience, focusing on the financial institutions industry, with KPMG LLP. For these reasons, the Nominating and Governance Committee has also concluded that, as of the date of the filing of this proxy statement, Messrs. Boerke and Brown are qualified to serve on the board.
Selection Criteria for Directors
          The selection criteria for membership on Bank Mutual Corporation’s board of directors, which were confirmed by the board in connection with the formation of the Nominating and Governance Committee and have been periodically reviewed thereafter, include: strength of character and judgment; honesty and integrity; a diversity of skill, education and experience with businesses and other organizations; interplay of the candidates’ experience with the experience of other board members; and the extent to which the candidate would be a desirable addition to the board or its committees. Nominees must have a background that demonstrates an understanding of business and financial affairs, and should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government. The Nominating and Governance Committee Charter identifies the following core areas that should be represented on the board: accounting and finance; business judgment; management; crisis response; industry knowledge; leadership; and strategic vision. A first-time nominee should be highly respected and active in his or her profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. To help assure that the director has the necessary time to effectively function as a director, the Nominating and Governance Committee Charter prohibits a director from serving on more than three boards of publicly-held companies in addition to the Company. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest which would interfere with that person’s duty of loyalty.
          When considering directors for re-nomination, in addition to the above criteria, the Nominating and Governance Committee also heavily weights the existing director’s record of service on the board by assessing and reviewing such director’s contributions to the board and the Company. Assuming satisfactory performance, an existing director will generally be re-nominated absent specific need by the Company to change the mix of directors. Significant job or employment changes are also considered in determining whether to re-nominate an existing director. Further, the Nominating and Governance Committee Charter provides that if a director experiences a change in employment (other than a promotion or retirement), he or she must submit a resignation letter to the board; the board will decide to accept the resignation or not based on its determination of whether the change will adversely affect the board or the Company. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.
          While the board does not have a separate formal diversity policy, it is the Company’s and the board’s policy to identify qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, and the Company seeks to ensure the fair representation of shareholder interests on the board through the criteria set forth above. The board believes that the use of the Nominating and Governance Committee’s general criteria, along with non-discriminatory policies, will best result in a board that shows diversity in many respects. The board believes that it currently maintains that diversity.
Board Meetings and Committees
          The Bank Mutual Corporation board of directors met six times during 2009. Messrs. Boerke, Brown, Buestrin, Herr, Lopina, Mielke, Olson, and Swoboda are considered “independent” under The Nasdaq Stock Market rules; all members of the Audit, Compensation, and Nominating and Governance Committees are “independent.” As part of the board meetings, independent directors regularly met without management or non-independent directors present. The independent directors rotate who chairs those executive sessions on an informal basis. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.
          When making its determination regarding director independence, the board of directors considers The Nasdaq Stock Market rules and also reviews other transactions and relationships involving the Company, which are described, or of the types described, in “Certain Transactions and Relationships with the Company.” The board has not considered ordinary course of business banking transactions with the Bank (such as a banking relationship with a trust for Mr. Buestrin’s daughter) to be an impediment to independence, so long as the transactions meet the standards described in “Certain Transactions and Relationships with the Company,” since such transactions are in the ordinary course of the Bank’s regular business.
          Board Leadership Structure. Mr. Crowley Jr. currently serves as Chairman, President and Chief Executive Officer of the Company. Given the highly-regulated nature of the financial institutions industry, the board believes that having one person serve as Chairman and CEO allows that individual to apply the substantial amount of experience and information gained from both roles to lead the Company most effectively, to keep the non-management board members apprised of recent developments regarding the day-to-day operations of the Company and the industry and to act as a unified spokesperson on behalf of the Company. Further, the board believes that the authority of the combined Chairman and CEO is appropriately counter-balanced by the fact that all of the other directors are independent and the independent directors of the board meet in executive session at each board meeting. While the board has not formally appointed an independent lead director, Mr. Mielke has traditionally served as the independent directors’ designee for relaying information from the independent directors of the board to management and effectively has undertaken many of the same responsibilities that an independent lead director would have.
          Audit Committee. The Audit Committee is responsible for, among other things, assisting the board in: fulfilling its fiduciary responsibilities as to the Company’s accounting policies, reporting practices and controls and the sufficiency of auditing relating thereto; assuring the independence and qualifications of the outside auditors, the integrity of management and the adequacy of disclosures to shareholders; evaluating the performance of the Company’s independent auditors; and reviewing related party transactions and potential conflict of interest situations.
          The Audit Committee met five times in 2009. On behalf of the Audit Committee, Mr. Brown, its chair, also regularly consulted with the independent auditors about the Company’s periodic public financial disclosures, and participated in eight calls relating to SEC-filed documents and financial disclosures. See also “Report of the Audit Committee” and “Independent Registered Public Accounting Firm” for other information pertaining to the Audit Committee.
          The current members of the Audit Committee are Messrs. Brown (Chairman), Buestrin, Mielke and Olson. The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. In addition, the board has determined that Mr. Brown meets the SEC’s definition of “audit committee financial expert.” The board’s determination was based on Mr. Brown’s 36 years of employment and public company auditing experience with KPMG LLP, an international public accounting firm. The board has also determined that Messrs. Mielke, Buestrin and Olson are “financially sophisticated” within The Nasdaq Stock Market rules. Mr. Buestrin was for seven years a member of the board of directors of the Federal Home Loan Bank of Chicago, and served for several years on its audit committee and, at its request, on the boards of several savings institutions. Both Messrs. Buestrin and Mielke have served as executive officers of their companies, and in those positions have regularly had responsibility for their companies’ financial affairs as well as financial matters for projects undertaken by their companies. Mr. Olson has served as an executive officer of a manufacturing company, and for many years was the chief operating officer of one of its divisions. As such, Mr. Olson had primary responsibility for financial performance and reporting of that division.
          Compensation Committee. The current members of the Compensation Committee are Messrs. Mielke (Chairman), Lopina and Olson, with Mr. Dwyer having served on the committee until February 2010. The Compensation Committee held four meetings during 2009. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also “Compensation Discussion and Analysis” for other information pertaining to the Compensation Committee, including information about the Compensation Committee’s policies and procedures.
          Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee were an officer or employee of the Company, the Bank or a Bank subsidiary, nor did any of them have any other reportable interlock. For a description of the Company’s policies with respect to loans to and other banking transactions with officers, directors and employees, see “Certain Transactions and Relationships with the Company.”
          Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Messrs. Mielke (Chairman), Buestrin and Swoboda, with Mr. Dwyer having served on the committee until February 2010. The Nominating and Governance Committee met once in 2009. The Nominating and Governance Committee considers nominees for director positions and also evaluates and oversees other corporate governance and related issues. The Nominating and Governance Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders and evaluate them in accordance with its established criteria. See “Director Attributes” and “Selection Criteria for Directors” above.
          The Nominating and Governance Committee will consider proposed nominees whose names are submitted to it by shareholders, and it would evaluate proposed nominees from shareholders the same regardless of who has made the proposal. If a shareholder wishes to suggest a name for the Nominating and Governance Committee to consider for a director position, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of the corporate secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Nominating and Governance Committee. The Nominating and Governance Committee believes that such an informal consideration process for shareholder nominations is adequate given the lack of suggestions received from shareholders in the past. The Nominating and

Governance Committee reviews periodically whether additional policies should be adopted. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees which have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.
          Executive Committee. The current members of the Executive Committee are Messrs. Crowley Jr. (Chairman), Buestrin and Swoboda, with Mr. Dwyer having served on the committee until February 2010. The Executive Committee did not meet in 2009. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.
          Committee Charters. The board of directors has adopted charters for the Audit, Compensation, and Nominating and Governance Committees. The Company will continue to respond to and comply with SEC and The Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation, and Nominating and Governance Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at the internet address above.
Other Board and Corporate Governance Matters
          Communications between Shareholders and the Board. Any shareholder communication which is sent to the board in care of the chief executive officer, the corporate secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint in which shareholder status is not relevant. The chief executive officer and the corporate secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company’s website, any communications to the board of directors should be sent to it in care of the chief executive officer or the corporate secretary.
          Director Attendance at Annual Shareholders’ Meeting. Bank Mutual Corporation expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders’ meeting to facilitate directors’ attendance at both. All directors, except Mr. Olson, attended the 2009 annual meeting of shareholders.
          Code of Ethics and Code of Conduct. As a long-standing part of the Company’s and the Bank’s corporate governance practices, the Bank has had for many years a code of ethics and a code of conduct. Bank Mutual Corporation has built on these codes to reflect current circumstances and SEC and Nasdaq definitions for such codes, and currently has a vision statement, a code of ethics and a code of conduct for itself, the Bank and other subsidiaries. Among other things, the code of ethics and code of conduct include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement, code of ethics and code of conduct on its corporate website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If further matters are documented, or if those documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at the internet address above.
          Board Role in Risk Oversight. The board believes that long-term, sustainable value creation and preservation is attainable through the prudent assumption and management of both risks and potential rewards, and the Company’s board as a whole takes a leading role in overseeing the Company’s overall risk tolerances. Seven of the nine members currently serving on the Company’s board also comprise the Bank’s board and, therefore, are aware of and can report to the entire Company board regarding the Bank’s risk-related policies, and help implement oversight by the Company’s board. The financial institutions industry is highly-regulated; the board of directors of the Bank maintains and considers compliance with various extensive formal policies that are reviewed and approved annually to ensure the policies and the Bank comply with those regulations. The policies include, among other matters, those related to interest rate risk, business continuity risk, lending and underwriting, regulatory compliance, environmental risks, insider trading, codes of ethics and conduct, internal controls, information security and information technology risk management.
          In addition, the Compensation Committee of the Company’s board of directors also considers risk when making compensation determinations so as not to encourage excessive risk-taking. See “Risk Management and Compensation” below.
DIRECTORS’ COMPENSATION
Meeting Fees
          The Company. In 2009, Bank Mutual Corporation’s directors who are not officers received a $14,000 annual retainer for serving as a member of the board of directors. Each director also received a fee of $1,400 per board meeting attended, the Chairman of the Audit Committee received $1,000 for each Audit Committee meeting and each other non-officer director received $500 for each meeting attended of a committee of which the director is a member. For purposes of determining fees, meetings include conference calls in which committee chairs and/or other representatives participate to review Company disclosures and filings. The same fees remain in effect for 2010. Some directors of the Company also serve as a director of the Bank; compensation for service on the Bank’s board of directors is described below.
          The Bank. The Bank does not pay a retainer fee to its directors. Each director received a $1,200 fee for each board meeting attended and each non-officer director received a $1,200 fee for attending an executive committee meeting. The same fees remain in effect for 2010. Messrs. Boerke, Brown, Buestrin, Crowley Jr., Dwyer, Herr, Mielke and Olson were directors of the Bank for the entire year in 2009. Messrs. Boerke, Buestrin, Crowley Jr., Dwyer and Olson were members of the Bank’s executive committee in 2009. In 2009, Raymond W. Dwyer, Jr., a former director of the Company (including as a member of its Compensation, Nominating and Governance and Executive Committees for 2009), a director of the Bank and a member of the Bank’s executive committee, retired from those positions effective February 2010. With the exception of Mr. Dwyer, each individual who served as a director of the Bank or as a member of the Bank’s executive committee in 2009 will continue as such in 2010.
Stock Incentive Plans
          Bank Mutual Corporation directors are eligible to participate in the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”), and were eligible to participate in the 2001 Stock Incentive Plan (“2001 Stock Plan”). In May 2008, the Compensation Committee granted each of Messrs. Boerke and Brown options to purchase 16,000 shares of Company common stock, at an exercise price equal to $11.16 per share, and awarded each of them 6,400 shares of restricted stock, under the 2004 Stock Plan. The options and restricted stock grants vest 20% per year, becoming fully vested after five years. Other than the May 2008 grants to Messrs. Boerke and Brown when they joined the Company’s board, no options or awards of restricted stock were granted to directors under either plan from 2005 to 2009. In 2004, each then-serving non-officer director received 32,000 shares of restricted stock, with a value of $10.673 per share on the date of grant, and options to purchase 80,000 shares at $10.673 per share, under the 2004 Stock Plan. The options and restricted stock grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control of the Company, death or disability. The then-serving directors also received grants in 2001 under the 2001 Stock Plan, which have fully vested. No further awards may be made under the 2001 Stock Plan.
Deferred Plans for Directors
          The Bank. The Bank maintains a deferred retirement plan for the Bank’s non-officer directors (other than Mr. Olson, who is covered by the First Northern plan described below). Non-officer directors of the Bank who have provided at least five years of service will be paid $1,167 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors’ benefits have vested, except for Messrs. Boerke and Brown. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Bank has funded these arrangements through “rabbi trust” arrangements and, based on actuarial analyses, believes these obligations are adequately funded. The Bank’s directors’ deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan that are adverse to the Bank. The plan may be amended by the Bank’s board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plan.
          First Northern. A similar deferred retirement plan of First Northern terminated upon First Northern’s merger into the Bank in 2003. Messrs. Lopina, Olson and Swoboda have vested benefits under that plan, but do not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months after the end of board service or until the director’s death if earlier. Payments under that plan began in 2003 to Messrs. Lopina, Olson and Swoboda as a consequence of the merger of First Northern into the Bank and are continuing.
Directors’ Compensation Table
          Set forth below is a summary of the compensation paid to each person who served as non-officer director in fiscal 2009:
Directors’ Compensation Table
2009

	Fees Earned or			All Other
	Paid in Cash	Stock	Option	Compensation
Name	($)(1)	Awards ($)(2)	Awards ($)(2)	($)(3)	Total ($)
Mr. Boerke	66,800	0	0	14,000	80,800
Mr. Brown	47,000	0	0	14,000	61,000
Mr. Buestrin	69,800	0	0	0	69,800
Mr. Dwyer (4)	59,700	0	0	0	59,700
Mr. Herr	36,600	0	0	14,000	50,600
Mr. Lopina	24,400	0	0	12,000	36,400
Mr. Mielke	43,000	0	0	0	43,000
Mr. Olson	65,100	0	0	12,000	77,100
Mr. Swoboda	22,900	0	0	12,000	34,900

(1)	Includes annual retainer, meeting, committee and chairmanship fees. For director fees paid to Mr. Crowley Jr., see the “Summary Compensation Table” below.

(2)	No options were granted, or shares of restricted stock awarded to directors, in 2009.

(3)	Represents, in the case of Messrs. Lopina, Olson and Swoboda, payments under the First Northern directors’ deferred retirement plan. In the case of Messrs. Boerke, Brown and Herr, it represents benefits accrued during the fiscal year under the Bank’s deferred retirement plan for directors, based on one additional year of service. The deferred compensation payments for other non-officer directors of the Bank other than Messrs. Boerke and Brown, as described above, have fully vested. No further benefits are being accrued nor do any earnings accrue thereon.

(4)	Ceased serving as a director as of February 2, 2010.
* * *

          No options or restricted stock were awarded to directors in fiscal 2009. Each non-officer director who served as a director in 2009 had the following equity awards outstanding as of the end of fiscal 2009. For information regarding options and restricted stock held by Mr. Crowley Jr., see the “Outstanding Equity Awards at Fiscal Year-End” table below.

	Option Awards		Stock Awards
	Number of Securities
	Underlying Unexercised		Number of Shares of Stock
Name	Options (#) (1)		That Have Not Vested (#) (1)
Mr. Boerke	16,000	(2)	5,120 (2)
Mr. Brown	16,000	(2)	5,120 (2)
Mr. Buestrin	130,000	(3)	0
Mr. Dwyer (4)	16,000	(3)	0
Mr. Herr	89,582	(3)	0
Mr. Lopina	80,000	(3)	0
Mr. Mielke	103,372	(3)	0
Mr. Olson	113,372	(3)	0
Mr. Swoboda	80,000	(3)	0

(1)	The options generally expire upon on the earlier of (i) 10 years from the date of grant or (ii) termination of service as a director, except that directors and executive officers have: (x) one year after death or termination due to disability to exercise options, whether or not exercisable at the time of such death or termination, or (y) one year upon a termination other than for cause to exercise options that were exercisable at the time of such termination.

(2)	With respect to Messrs. Boerke and Brown, options to purchase 3,200 shares subject to the May 2008 grant have vested. Options and the restricted shares vest 20% per year in each of the five years after the May 2008 grant date, or earlier in the event of a change in control of the Company, death or disability.

(3)	With respect to Messrs. Buestrin, Dwyer, Herr, Lopina, Mielke, Olson and Swoboda, all of the options are fully vested.

(4)	Mr. Dwyer ceased serving as a director as of February 2, 2010. At that time, he had vested options to purchase 16,000 shares of Company common stock that remained unexercised; if not exercised by February 2, 2011, those options will terminate.
Other
          See “Executive Compensation” for compensation paid to, and other compensatory agreements with, Mr. Crowley Jr. as an executive officer and employee of Bank Mutual Corporation and the Bank. See also “Certain Transactions and Relationships with the Company” for information on amounts paid to Michael T. Crowley Sr., a former director and the father of Mr. Crowley Jr.

EXECUTIVE OFFICERS
          The following table lists the executive officers of the Company and the Bank as of December 31, 2009.

		Executive
		Officer
Name and Age	Offices and Positions with the Company and the Bank (1)	Since (2)
Michael T. Crowley, Jr., 67	Chairman, President, and Chief Executive Officer of the Company and the Bank (3)	1968

Michael W. Dosland, 50	Senior Vice President and Chief Financial Officer of the Company and the Bank; former President and Chief Executive Officer of Vantus Bank and First Federal Bankshares from 2006 to 2008; Lieutenant Colonel and Infantry Battalion Commander, United States Army, Iraq Theater of Operations from 2004 to 2005; prior thereto, Mr. Dosland held various positions, including Senior Vice President and Chief Financial Officer, of First Federal Capital Bank and First Federal Capital Corp.	2008

P. Terry Anderegg, 59	Senior Vice President — Retail Operations of the Bank (4)	1993

Christopher J. Callen, 66	Senior Vice President — Lending of the Bank (4)	1998

James P. Carter, 52	Vice President and Secretary of the Company since 2009; Vice President Corporate Counsel of the Bank since 1991	2009

Richard L. Schroeder, 52	Vice President — Controller and Principal Accounting Officer of the Company since 2009, Vice President — Controller of the Bank since December 2008; former Vice President — Finance of Guaranty Bank from 1995 to 2008	2009

(1)	Excluding directorships and excluding positions with Bank subsidiaries. Those positions do not constitute a substantial part of the officers’ duties.

(2)	If prior to 2000, indicates date when individual first held an executive officer position with the Bank. Mr. Crowley Jr. became an officer of the Company in 2000.

(3)	Mr. Crowley, Jr., became Chairman of the Bank in 2005, after having held his other executive officer positions prior to that time.

(4)	This position has been considered to be an executive officer position of the Company since 2003.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Under the federal securities laws, Bank Mutual Corporation’s directors, executive officers and any person holding more than 10% of Company common stock are required to report their initial ownership of the common stock and any change in that ownership to the Securities and Exchange Commission (“SEC”). Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.
          The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2009, except that (1) Thomas H. Buestrin made late filings related to two separate acquisitions during 2009 of 5,000 shares each in the open market by trusts of which Mr. Buestrin is trustee or co-trustee, and (2) William J. Mielke made one late filing related to an acquisition of 3,433 shares by a trust of which his spouse is a trustee. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS
          Summary. The board’s Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Compensation Committee” or the “Committee”) makes decisions relating to Company compensation consistent with an intent to use compensation to attract and retain talented and highly-experienced personnel and to provide incentives for that personnel to maximize corporate performance. The major elements of compensation that the Committee uses to achieve these goals are driven by competitive pressures and include:
•	fixed salaries, which are intended to provide our executive officers with a predictable stream of income for their living expenses, in an amount commensurate with their duties and responsibilities;
•	possible annual cash incentive bonuses, which tie potential additional cash compensation to specified objective Company financial goals and specific individual performance goals;
•	stock-based compensation, which is intended to further align the interests of our executive officers and our shareholders and incent executive officers by providing economic rewards tied to increases in shareholder value; and
•	longer-term compensation, including retirement benefits and protections in the event of a change in control, which are intended to reward long-term service to the Company and provide a degree of security to executive officers to assist their focus on corporate goals.
          In addressing these elements, the Company is aware that there is a high degree of competition for the services of talented employees, particularly those with significant experience in the financial institutions industry. The Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company.
          Committee Composition. The Bank Mutual Corporation board of directors has established a Compensation Committee to determine salaries of executive officers and make other compensation and benefit plan decisions. The Committee made compensation determinations for 2009, and expects to continue in that role going forward. All members of the Committee are independent directors.
          Compensation Philosophy. In determining compensation, the Committee has recognized that the Company must provide its executive officers and key employees a competitive compensation package in order to attract and retain talented and highly-experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions, including banks, savings banks and savings associations, so as to be neither unduly generous nor lagging behind other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly-held institutions, and noted the effect on prior compensation when going forward. In particular, and in part because of the years as a mutual institution, the Committee has sought to especially recognize and reward service to the Company over an extended period of time; the Committee believes that the Company greatly benefits from such continuity of experience.
          The Committee has the ultimate authority within the Company to make fundamental decisions as to the types of compensation plans offered by the Company to its executive officers, as well as determining compensation levels under those plans. In making its determinations (including for fiscal 2009 and 2010), the Committee has utilized compensation summaries involving comparably-sized Midwestern financial institutions. While the Committee reviews these studies and uses them as a resource, it does not formally or numerically benchmark Company compensation as compared to other companies or aim for any particular compensation level compared to those other companies. These studies were prepared for the Committee by RP Financial, LC. (“RP Financial”), which also advises the Company and its management on certain other financial matters. Since the analyses by RP Financial have generally involved objective criteria and summarization, the Committee believes that RP Financial is sufficiently independent to make an appropriate review even though the Company utilizes its services for other purposes. RP Financial does not make recommendations to the Committee or management or otherwise act as a

“compensation consultant;” nor has any other party, in recent periods. The Company also purchases other third-party compiled compensation information relating to peers. The Committee has full discretion as to whether to use compensation consultants or other third party services, and the identity and compensation of such persons or entities.
          As a federally regulated savings bank holding company, the Company is subject to various laws and regulations that govern the compensatory plans, programs and arrangements established by the Company and the Bank. The Committee therefore establishes compensation in a manner intended to conform with those laws and regulations. Because the Company and the Bank have not received a federal capital infusion under the U.S. Treasury’s Troubled Assets Relief Program (“TARP”), the Company and the Bank are not subject to the specific compensation limits which apply to institutions receiving TARP funds or funds under other similar federal programs; however, given the number of legislative and regulatory proposals in recent months, the Company may become subject to additional compensation or other limits in the future. In addition, compensation decisions, like all others, must be made with the safety and soundness of the regulated institutions in mind. See also “Risk Management and Compensation” below.
          In addition, upon request, other personnel of the Company (including from time to time executive officers) compile and summarize additional information for the Committee. In 2009, Mr. Crowley Jr. and Mr. Dosland provided these services. Mr. Crowley Jr. participates in discussions of other executive officers’ compensation, but not in discussion of his own.
          Elements of Compensation. The Company, with the review of the Committee, offers various types of compensation for its executive officers and, in most cases, other employees in order to achieve and balance various corporate goals and remain competitive with other financial institutions. The Company’s corporate compensation goals include attracting and retaining highly-qualified employees, motivating those employees to achieve improved corporate results without encouraging unnecessary risk taking, and connecting employees’ interests with shareholders’ interests in order to induce long-term commitment to the Company through the provision of financial security in retirement and, in the case of executive officers, in the event of a change in control of the Company.
          Salary. The Company provides a significant portion of compensation through a fixed salary. The Committee believes that providing competitive base salary levels is important in attracting and retaining talent, as salary levels are often the initial point of consideration in a compensation package. The Committee also believes salary is important to provide officers with a steady and predictable source of income for them and for their families’ basic living needs. Salaries are intended to be commensurate with their duties and responsibilities. However, the Committee has recently placed less emphasis on salary compensation as compared to short-term and long-term incentives.
          Cash Bonus/Incentives. The Committee considers it important to offer financial incentives to achieve corporate performance goals that are measured by specific financial metrics. Therefore, the Company provides annual cash incentives through its Management Incentive Compensation Plan (the “Management Incentive Plan”). Under the Management Incentive Plan, the Committee establishes Company financial performance criteria upon which cash incentives depend. The Committee believes it is important to align performance criteria with specific incentives to promote achievement of corporate financial goals. These goals are particularly targeted to the Company’s goals and results, and do not depend upon stock market performance, which can be heavily influenced by factors outside of the Company’s control and its own financial performance. The Committee believes that this creates further incentive for employees to achieve corporate goals and aims to establish goals that are reasonably achievable but do not encourage unnecessary risk taking.
          Individual goals are also set for the executive officers (other than the CEO) and employees, and a portion of the bonus depends upon the achievement of these goals. The Committee believes that it is important to particularize some portion of the bonus for these individuals to incent personal performance. However, in the case of executive officers, to recognize the importance of the Company-wide goals, these plan bonuses may be earned only if the Company also meets its corporate financial performance thresholds.
          Stock-Based Plans. The Company and the Committee provide incentives that link executive officers’ compensation to the returns experienced by Company shareholders. To accomplish that, the Committee established two compensation plans — a stock incentive plan and an employee stock ownership plan — that are based upon the Company’s common stock. Under the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”), the Committee may grant stock options and make management recognition awards of shares of restricted stock. Stock options, which are awarded at the average market value (average of the high and low trading prices) on the date of grant, are intended to reward option holders in the event of increases in market price of that stock. Restricted stock grants are intended to provide an additional equity stake in the Company with the goal of helping grantees further identify with other shareholders of the Company. Both options and restricted stock vest over five-year periods, both to comply with Office of Thrift Supervision (“OTS”) regulations and to incent long-term employment with the Company.
          The 2004 Stock Plan and a similar predecessor plan, the 2001 Stock Plan, were established at times when the Company was engaged in conversion transactions from a mutual institution to a fully shareholder-owned institution. OTS regulations significantly control the types and provisions of plans that may be adopted shortly after conversion. Because the 2004 Stock Plan and its predecessor were adopted during those periods, they were limited by those regulations. In light of the OTS regulations and in recognition of the fact that periods of conversion from a mutual form of organization create insecurity for management and other employees, the Committee did not believe it was appropriate to impose further limitations upon the stock plans. Therefore, for example, we chose to implement plans which provide for time vesting (rather than performance vesting) for the awards. In addition, with one exception in 2008 (discussed below), we have made relatively large option grants only upon the establishment of these plans after the two conversion transactions, rather than making annual grants, because we believe that this practice would recognize the past service of key employees and best recognize long-term service to the Company. In 2008, we made a grant of options and restricted stock (which vest over a five-year period) to Mr. Dosland upon his appointment as Senior Vice President — Chief Financial Officer, in order to provide a competitive compensation package to attract him to employment with the Company and incent long-term employment with the Company. Other than the initial grants and the 2008 grant, we have not made further grants to executive officers under the 2004 Stock Plan. However, options and restricted stock are still available to be granted under that Plan.
          The Committee regularly considers whether to begin making more frequent grants, and may determine in the future to do so. The Committee also considers and makes additional grants in connection with new hiring and significant promotions, as it did in 2008 for Mr. Dosland. As the Company continues further into its existence as a shareholder-owned institution, the particular factors which affected it during periods of conversion are becoming less significant, and more regular award grants may be considered.
          In addition, at the time of the 2000 initial conversion transaction, we also established our Employee Stock Ownership Plan (“ESOP”) to provide further equity ownership of the Company generally throughout the Company’s employee base. In 2003, at the time of the Company’s second-step conversion, the Company did not make an additional re-load contribution to its ESOP, which would have been permitted under OTS regulations, because the Committee believed that the amount committed to the ESOP in 2000 was sufficient to achieve its goal without adding additional expense going forward. The ESOP was established in accordance with OTS regulations. The ESOP is intended to increase the depth of share ownership among employees and to align employees’ interests with those of the shareholders. We have also adopted Benefit Restoration Plans (the “Restoration Plans”) which, as related to the ESOP, provide the equivalent of full participation by any Company employee whose compensation is above Internal Revenue Code (the “Code”) limitations to be considered for participation in the ESOP. We believe that was appropriate so that the persons covered by the Restoration Plans could receive benefits similar to other Company employees, so as not to dis-incent the highest-paid personnel.
          Retirement and Post-Employment Compensation. The Company maintains both the Bank Mutual Corporation Pension Plan (the “Pension Plan”), a defined benefit plan, and the Company’s 401(k) Retirement Plan (the “401(k) Plan”), a defined contribution plan that also allows voluntary employee contributions. In connection with these plans, the Company also maintains a supplemental retirement plan applicable to Mr. Crowley Jr. (the “Supplemental Plan”). The Restoration Plans mentioned above also have provisions for executive officers relating to the 401(k) Plan.
          The Company and its predecessors have maintained the Pension Plan for over 45 years. Under the Pension Plan, which is supplemented by the Supplemental Plan, benefits are determined by a matrix depending upon final average compensation (salary and bonus) and years of credited service to the Company. It is Company policy to evaluate the Pension Plan periodically to help ensure that it is adequately funded. The Committee believes that it is appropriate to continue to offer a defined benefit retirement plan because the Company’s employees have, over the course of many years, come to depend upon the Pension Plan as a source of income to provide security in retirement and because the years of service provisions of the Pension Plan incent employees to remain with the Company over time, thus helping to provide the Company with a stable and experienced employee base. The Company’s decision to maintain both a defined benefit plan and a defined contribution plan was based on its evaluation and determination that providing both a defined benefit plan and a defined contribution plan was the most cost-effective manner to provide competitive compensation to employees. In particular, the Committee believes that the cost of freezing the Pension Plan and establishing a more generous 401(k) Plan in its place would be more costly and not as advantageous as continuing the current arrangements. Also, the Company uses cliff vesting (whereby the employee’s benefits vest all at once after five years, at the maximum permitted by law) to recognize longer-term service, and the forfeitures relating to unvested benefits help to fund benefits for continuing employees.
          The Company’s 401(k) Plan permits supplemental employee contributions, with a minimal Company match. When it was acquired by the Company in 2000, First Northern did not maintain a defined benefit plan; rather, its employees participated in a defined contribution retirement plan, with a more generous company match than the Company’s. Former employees of First Northern were subsequently integrated into the Pension Plan. At that time, however, the Company decided to retain its prior 401(k) Plan and expand it Company-wide, retaining only the Company’s minimal match. The Committee maintained the 401(k) Plan to provide employees an additional vehicle under which they could further save for retirement. Under the 401(k) Plan, the Company makes matching contributions up to a stated percentage (currently 1%) of the participating employee’s salary because it believes that this modest incentive assists with employee morale and long-term employee well-being.
          The Restoration Plans and the Supplemental Plan are intended to provide benefits equivalent to those under the Pension Plan and 401(k) Plan for certain individuals whose benefits otherwise are limited with respect to qualified tax treatment under the Code as a result of income or payment limitations. The Committee continues to maintain the Restoration Plans and the Supplemental Plan because it believes that it is not appropriate to provide these individuals with a benefit that is proportionately less than other employees simply due to the Code’s limits on covered salary and/or years of service that may be considered in a tax-qualified retirement plan. In essence, these additional plans only retain the same percentage level of benefit that would have applied but for the Code’s limits.
          The Company has employment agreements with Messrs. Crowley Jr., Dosland, Anderegg and Callen, and had a similar agreement with Mr. Maurer prior to his retirement in 2009. These agreements include change in control provisions. The Committee believes it is important to have agreements, including change in control provisions, to provide security to the executive officers in view of their long-term dedication to the Company, which the Company, in turn, believes will facilitate those officers’ commitment and dedication to the Company, particularly in cases where Company interests may diverge from a personal interest. The Committee believes this is particularly important in the case of a potential acquisition. The change in control provisions utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.
          Other Benefits. Executive officers qualify for the same group health, life and disability insurance benefits as other full-time salaried employees of the Company. The Committee believes that these insurance benefits are generally important to address market conditions and attract and retain qualified employees. In addition, the Company reimburses officers and other high-level employees for approved memberships in certain civic and industry groups, appropriate attendance at related functions and, in one case, the cost of a club membership used exclusively for appropriate business entertaining. However, because these expenses are reimbursed only if and to the extent they are specifically incurred for business purposes, these are not considered by the Committee to be “perquisites” or personal benefits to these persons. The Committee seeks to minimize any benefits or “perquisites” for executive officers which are not on the same terms and conditions as other salaried employees; however, the CEO receives use of a business automobile, which is not on the same terms as other salaried employees, because of his significant business travel.
          2009 Annual Compensation Determinations. The Committee makes determinations of salary and cash bonus incentives, and decisions relating to awards of stock-based incentives, on an annual basis. The following paragraphs discuss the Committee’s determinations for 2009, and include the results under the annual cash incentive plan for 2009.

          Base Salary. In determining the base salary of executive officers for 2009, the Committee reviewed, among other things, peer group information gathered by Committee members and management and the historical compensation of the officers and the performance of the Company and its subsidiaries, as well as RP Financial’s studies of peer institutions. The Committee also prepares tally sheets summarizing compensation, awards and vesting over the past several years under the various plans and arrangements under which the officers receive compensation and benefits. In addition, the CEO provides the Committee with salary recommendations for each executive other than himself. After reviewing the various materials and considering management’s recommendations, the Committee discusses each executive individually and decides his or her base compensation for the upcoming year.
          The bonus and incentive plans are heavily performance based, tied to the financial metrics described below, and remained a significant source of potential compensation in 2009. As a result, base salary determinations for 2009 were not directly related to statistical corporate performance. In addition, the Committee noted that stock-based incentives were awarded in 2001 and 2004 and provided an additional means of compensation, but that no additional awards were made to executive officers from 2005 through 2008 (other than with respect to the hiring of a new Chief Financial Officer in 2008), nor were additional awards expected to be (or in fact) made in 2009.
          Based upon those factors, the Committee determined that executive officers should receive increases in base salary for 2009, with amounts varying depending upon individual responsibilities and salary levels. The following table contains information showing the percentage increase in base salary that each of the executive officers received in 2009.

		Increase in Base
Name	2009 Base Salary ($)	Salary Over 2008 (%)
Mr. Crowley Jr.	$696,000	2.0%
Mr. Dosland	182,000	1.1
Mr. Anderegg	197,300	2.1
Mr. Callen	195,000	2.1
Mr. Carter	93,900	2.1
Mr. Maurer	194,000	2.1
The lower percentage increase in base salary from 2008 to 2009 for Mr. Dosland when compared to other executive officers reflects the fact that Mr. Dosland was hired in mid-2008, he was with the Company only a short period at the time the 2009 determinations were made and that his salary was set in 2008 to be competitive in the market and incent him to join the Company. For 2010, Mr. Crowley Jr., recognizing the current economic conditions, declined to accept a salary increase and waived all rights to any increase the Committee may have otherwise awarded. The salary increases for the other named executive officers in 2010 compared to 2009 were 5.5% for Mr. Dosland, 2.5% for each of Messrs. Anderegg and Callen and 1.7% for Mr. Carter. Mr. Dosland’s increase was at the high end of the range because, after reviewing available market data, including the salaries paid to individuals serving as chief financial officer at the companies in the Company’s peer group, the Committee felt it was appropriate to provide a larger increase in order to remain market competitive; the Committee also felt a larger increase was merited because Mr. Dosland had assumed additional responsibilities after Mr. Maurer retired in 2009. The increases for Messrs. Anderegg, Callen and Carter for 2010 reflected their positions as Senior Vice President and Vice President, respectively, as well as a review of personal performance and market conditions.
          Cash Bonus/Incentives. For fiscal 2009, annual cash bonus payments were determined under the Management Incentive Plan. Under the Management Incentive Plan, a portion of each participant’s (other than the CEO) incentive opportunities is based on corporate performance and a portion on individual performance. The Management Incentive Plan provides bonus payments depending whether the Company achieved various threshold, target or maximum levels of performance. The Committee used net income and diluted earnings per share as the performance metrics for 2009, and set the Company’s net income target at $23.2 million and the diluted earnings per share target at $0.45. The Compensation Committee chose these targets because they reflected the higher end of a range of business plan projections, while still maintaining the Company’s ongoing conservative operating principles and not encouraging unnecessary risks, and believes that these targets are reasonably achievable given maximum effort.
          If the targets are met, each of the named executive officers receives target bonus payments (expressed as a percentage of base salary), which vary from 20% of salary for the CEO to 18% for Messrs. Dosland, Anderegg, Callen and Maurer to 15% for Mr. Carter. Each individual can earn up to double the target amount if performance reaches maximum levels. Actual bonus amounts are determined based upon the Company’s performance with respect to the financial criteria mentioned above. For each percentage point by which the Company missed its targets, the potential bonus is reduced by 1.5 percentage points. For each percentage point above target, the potential bonus is increased by 2 percentage points. If Company performance reaches at least 80% of the target amounts, executives are eligible to receive threshold bonuses (which are equal to the target bonus amount minus the 1.5 times percentage point reduction discussed above). If the Company’s performance is below 80% of the performance target (which would result in 70% of target bonus), no bonuses are paid. Net income and diluted earnings per share will be used as metrics for 2010.
          The Management Incentive Plan also permits a portion of the bonus to be determined based on individual performance goals. Under the plan, 20% of the bonuses for the named executive officers (excluding Mr. Crowley Jr.) is connected to individual performance goals and the other 80% of bonuses is connected to corporate performance. In practice, the Committee generally uses the percentage earned based on corporate performance as a ceiling on the percentage earned for personal performance goals. If the Company does not reach at least 80% of its targeted performance goals, no bonuses (neither corporate performance based nor personal performance based) are paid; however, even in those cases, individuals may be eligible to earn discretionary bonuses. In the case of Mr. Crowley Jr., his bonus is determined solely on corporate performance because, as the CEO, he has responsibility for the Company and its operations as a whole and, as a result, his personal performance can be measured by the Company’s performance. Discretionary bonuses can be based on various factors, including for example, the successful completion of a specific project, achievement of meaningful business development or increased profitability, responding to adverse economic conditions, promotion to a new position or increased responsibilities and case-by-case increases driven by competitive pressures and market conditions.
          In fiscal 2009, the Company achieved 59% and 64% of its net income and diluted earnings per share targets, respectively, for a performance average of 61%. Due to the reduction by 1.5 times the percent by which goals were missed, performance was below the threshold amounts and no bonuses were earned based on formulaic corporate performance measurements. Because no bonus was earned with respect to corporate performance, executive officers were also not paid any bonus with respect to their individual performance goals, nor were any discretionary amounts paid.
          Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that aligns officers’ interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. However, in view of the significant awards made in 2001 and 2004 under the 2004 Stock Plan and its predecessor plan, the Committee did not grant any stock options, or award any restricted shares, to executive officers from 2005 through 2008, other than in connection with appointing Mr. Dosland as the new Chief Financial Officer in 2008. No option grants or awards of restricted shares were made to executive officers in 2009 under the 2004 Stock Plan.
          Other Benefits. In 2009, the CEO also received use of a business automobile which was not on the same terms as other salaried employees. The value of this benefit totaled less than $500.
          Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the CEO, the Committee continued a transition, which began in 2002, to more incentive-based compensation because the Committee continues to believe that that type of compensation provides well-targeted incentives and encourages employees to strive to achieve corporate goals. In its determinations, the Committee reviewed the CEO’s performance and goals during 2008. The Committee was pleased with the CEO’s performance and decided to increase his base salary to $696,000 in 2009, a 2.0% increase. The Committee also considered the substantial roles of the CEO in the Company and the Bank and determined that his salary level compared to other executive officers was appropriate to reflect those circumstances and his relative role in the organization.

          The Committee noted that under the Management Incentive Plan, the CEO would have been eligible to earn a target cash incentive bonus in 2009 of up to 20% of his base salary; however, he received no 2009 bonus, as a result of corporate performance.
          Because of the significant level of option and restricted stock awards in 2001 and 2004 under the 2004 Stock Plan and its predecessor, no awards were made to the CEO from 2005 through 2009. The CEO also receives board fees for service on the Bank’s board of directors. In accordance with long-standing company policy, in 2009, the CEO received $15,600 in director fees related to service provided to the Bank’s board and $8,400 in director fees related to service provided to the Company’s board.
          In 2009, the CEO was allocated 4,032 shares under the ESOP, on the same basis as other employees. In determining salary for 2009, the Committee considered the CEO’s participation in the Company’s Restoration Plans and his supplemental retirement benefits. Under the Restoration Plans, the CEO received the right to receive payments totaling $39,787, due to the limitation of benefits under qualified plans relating to the 401(k) Plan and the ESOP. Under the Supplemental Plan, he received the right to receive $451,037. The Committee continues to believe it is fair and appropriate to maintain the Restoration Plans and the Supplemental Plan to fully recognize the CEO’s compensation when determining benefits under other plans which generally are available to all full-time employees because it wants to remain competitive with industry peers and properly reward the CEO’s efforts and because it believes that it is not appropriate to provide the CEO with a benefit that is proportionately less than other employees simply due to the Code’s limits on covered salary and/or years of service which may be considered in a tax-qualified retirement plan. In essence, the Restoration Plans and Supplemental Plan only retain the same percentage level of benefit which would have applied but for the Code’s limits.
          Employment Agreements/Change in Control Provisions. The Company also maintains employment agreements, which include change in control provisions, with Messrs. Crowley Jr., Dosland, Anderegg and Callen. See “Executive Compensation — Employment Agreements and Potential Payments Upon Termination or Change in Control” below. Mr. Crowley Jr.’s agreement has been in effect, with subsequent amendments, for over 15 years. The other executive officers’ employment agreements (other than Mr. Dosland) were entered into in 2000, in connection with the Company’s initial conversion to a shareholder-owned entity and the acquisition of First Northern. First Northern executive officers at the time of the acquisition, two of whom became executive officers of the Company, had pre-existing employment agreements, and the Company believed it was important that similar agreements continue with the Company in order to maintain continuity. At the same time, the Company believed it would be appropriate to enter into analogous employment agreements with other executive officers so as to provide for similar treatment for similarly situated persons. The Committee continues to renew these employment agreements on an annual basis because it believes that the agreements provide an appropriate degree of security for these persons which, in turn, enhances their continuing efforts to pursue Company goals, even in situations where they may not align with their personal interests. For these same reasons, the Bank entered into an employment agreement with Mr. Dosland upon his appointment as Senior Vice President — Chief Financial Officer in August 2008. Mr. Dosland’s agreement is renewed annually along with the other executives’ agreements. The Chief Executive Officer’s employment agreement is more extensive than those of other executives, in recognition of his more extensive responsibilities.
          The employment agreements and the 2004 Stock Plan include provisions which provide additional protections to the employees in the event of a change in control of the Company. We believe it is important to have these types of agreements with our executive officers in order to provide them with incentive to fully consider transactions that may be in the Company’s best interest, but which may jeopardize the security of their individual positions. The Company has adopted particular change in control provisions in an attempt to balance the potential cost of these provisions to an acquirer, which the Committee believes to be quite modest, with a meaningful degree of security to the affected personnel. In particular, the Company’s change in control agreements have a “double trigger,” which means that change in control benefits are payable to the executive only if the ownership or control of the Company changes and, after such change, the executive’s compensation or duties are significantly reduced or altered. The Company utilizes the double trigger because it believes that, while it is appropriate to provide some protection to key personnel in the event of an acquisition, those protections should be limited to situations in which actions are taken that substantially affect their compensation or employment. However, under the 2004 Stock Plan, there is a single trigger so that unvested options and restricted shares automatically vest upon a change in control. The Committee also determined that it would be appropriate to cap the potential change in control payments to the amount for which the Company could achieve a tax deduction, in order to balance the interests of the Company and the individuals. The 2004 Stock Plan provides for automatic vesting upon a change in control because we believe that the recipients of these awards should receive the intended benefits in the event that the Company’s shareholders receive a commensurate benefit in a transaction.
          Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly-held companies. Exceptions are made for, among other things, performance based plans approved by shareholders. Stock options are considered performance based compensation; however, restricted stock awards are not unless they are coupled with performance goals. The Committee is mindful of these limitations; for 2009, approximately $461,600 of Mr. Crowley Jr.’s taxable compensation (resulting primarily from the vesting of restricted stock) was not deductible. Shareholder approval of the 2004 Stock Plan and its predecessor plan has been obtained, among other reasons, to qualify for an exception from current Section 162(m) for any performance based compensation (such as options) awarded under the plans through 2009.
          Other provisions of the Code can also affect the decisions we make. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control if the payments exceed an amount approximating three times their average annual compensation, determined by a five-year average. The excise tax applies to all payments over the executive’s average annual compensation. Under Section 280G, the Company would not be able to deduct “excess” payments. To avoid application of Section 280G, the executives’ change in control agreements provide that benefits payable pursuant to them are limited to 2.99 times the “average compensation” as determined under the Code.
          Section 409A of the Code amended the tax rules to impose restrictions on funding, distributions and elections associated with nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has amended its compensation programs and plans, and employment agreements with executive officers, to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation to result in substantial tax liability for the named executive officers pursuant to Section 409A. These changes have not had a material tax or financial consequence on the Company.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
          As part of its duties, the Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained above in this proxy statement. Based upon that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and be included in this proxy statement.
          Members of the Compensation Committee in 2009:
William J. Mielke, Chairman
Raymond W. Dwyer, Jr., retired from the Board as of February 2, 2010
Thomas J. Lopina, Sr.
Robert B. Olson

EXECUTIVE COMPENSATION
          The following table contains compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated individuals who were serving as executive officers of the Company at the end of 2009, as well as a former executive officer who retired during 2009 and was not employed by the Company at the end of 2009 (collectively, referred to occasionally in this section as the “named executive officers”).
Summary Compensation Table

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)		($)(2)	($)(3)*	($)(3)*	($)(2)	($)(4)	($)(5)	($)
Michael T. Crowley, Jr.	2009	720,000	(6)	0	0	0	0	610,330	58,725	1,389,055
Chairman, President	2008	709,500	(6)	52,800	0	0	0	615,433	113,369	1,491,102
and Chief Executive	2007	688,400	(6)	0	0	0	0	411,229	107,136	1,206,765
Officer of the Company and the Bank

Michael W. Dosland	2009	182,000		0	0	0	0	0	630	182,630
Senior Vice President	2008	63,308		4,700	240,500	99,000	0	0	11,204	418,712
— Chief Financial	2007	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Officer of the Company and the Bank (7)

P. Terry Anderegg	2009	197,300		0	0	0	0	76,127	16,865	290,292
Senior Vice President	2008	193,300		13,500	0	0	0	58,984	32,232	298,016
— Retail and	2007	185,300		0	0	0	0	46,466	31,066	262,832
Operations of the Bank

Christopher J. Callen	2009	195,000		0	0	0	0	46,017	16,668	257,685
Senior Vice President	2008	191,000		13,300	0	0	0	49,571	31,921	285,792
— Lending of the Bank	2007	183,000		0	0	0	0	30,438	30,679	244,117

James P. Carter	2009	93,900		0	0	0	0	27,700	7,833	129,433
Vice President and	2008	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Secretary of the	2007	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Company and Vice President Corporate Counsel of the Bank (8)

Eugene H. Maurer, Jr.	2009	153,554		0	0	0	0	107,641	1,697	262,892
Former Senior Vice	2008	190,000		13,200	0	0	0	121,602	31,682	356,484
President and	2007	182,250		0	0	0	0	92,921	30,492	305,663
Secretary of the Company; Former Senior Vice President and Secretary/Treasurer of the Bank (9)

*	Pursuant to SEC rules adopted in late 2009, the amounts in the “Stock Awards” and “Option Awards” columns for 2008 and 2007 have been revised from the Company’s prior proxy statements to reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”)

(formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment). The “Total” column has been updated accordingly.

(1)	Includes amounts voluntarily deferred by the named persons under the Restoration Plan. The voluntarily deferred amounts are included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

(2)	No bonuses, either discretionary or based on the formulas under the Management Incentive Plan, were earned in fiscal 2007 or 2009. In 2008, no bonuses were earned based on the formulas under the Management Incentive Plan; however, discretionary bonuses were paid to Management Incentive Plan participants.

(3)	Other than grants to Mr. Dosland in 2008, no options were granted, nor were shares of restricted stock awarded, to executive officers in 2007, 2008 or 2009. The amounts shown reflect the grant date fair value computed in accordance with ASC 718 for grants and awards under the 2004 Stock Plan made in each year. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 11 to our consolidated financial statements. See the “Outstanding Equity Awards at Fiscal Year-End” table below for information regarding all outstanding awards.

The ultimate value of the options will depend on the future market price of Company common stock, which we cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of our common stock as compared to the exercise price when the option is exercised.

(4)	Represents the increase in the actuarial present value of pension benefits, under both our tax-qualified Pension Plan and our related Supplemental Plan, between fiscal years. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding our pension and deferred compensation plans.

(5)	The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above include: Company contributions to the 401(k) Plan and the ESOP; contributions to the Restoration Plans; with respect to Mr. Dosland, moving expenses paid in 2008 in connection with the commencement of his employment with the Company; and with respect to Mr. Maurer, accrued vacation pay paid upon his retirement, which are listed in the table below:

			Company
		Company	Matching
		ESOP	Contribution	Company Contribution to		Moving
		Allocation	To 401(k)	Benefits Restoration Plan		Expenses
	Year	($)	Plan ($)	ESOP ($)	401(k) ($)	($)	Total ($)
Mr. Crowley Jr.	2009	16,488	2,450	34,487	5,300	0	58,725
	2008	36,112	2,299	70,440	4,518	0	113,369
	2007	35,443	2,250	65,101	4,342	0	107,136

Mr. Dosland	2009	0	630	0	0	0	630
	2008	0	0	0	0	11,204	11,204
	2007	N/A	N/A	N/A	N/A	N/A	N/A

Mr. Anderegg	2009	14,683	2,182	0	0	0	16,865
	2008	30,302	1,930	0	0	0	32,232
	2007	29,147	1,850	0	69	0	31,066

Mr. Callen	2009	14,512	881	0	1,275	0	16,668
	2008	29,940	1,102	0	879	0	31,921
	2007	28,784	789	0	1,106	0	30,679

Mr. Carter	2009	6,914	919	0	0	0	7,833
	2008	N/A	N/A	N/A	N/A	N/A	N/A
	2007	N/A	N/A	N/A	N/A	N/A	N/A

Mr. Maurer	2009	0	1,697	0	0	0	1,697
	2008	29,785	1,897	0	0	0	31,682
	2007	28,672	1,820	0	0	0	30,492

(6)	Includes amounts Mr. Crowley Jr. received for service as a member of the board of directors of the Bank and the Company. In 2007, he received $28,400 for such service; in 2008, he received $27,000 for such service; and in 2009, he received $24,000 for such service.

(7)	Mr. Dosland became Chief Financial Officer in August 2008 and the information related to him in the table for 2008 reflects his compensation from that date.

(8)	Mr. Carter became an executive officer in 2009. Pursuant to the SEC’s disclosure rules, compensation information is required for him only for that year.

(9)	Mr. Maurer retired as an officer and employee of the Company effective as of September 25, 2009.
* * *
          The Company maintains employment agreements with Messrs. Crowley Jr., Dosland, Anderegg and Callen; those employment agreements cover, among other things, the compensation and benefits received by these persons and payments upon termination of employment. For more information on these agreements, see “Employment Agreements and Potential Payments upon Termination or Change in Control” below. In addition, our equity-based awards are made under the 2004 Stock Plan, and annual cash incentive awards are made under our Management Incentive Plan, which is described under “Grants of Plan-Based Awards” below.
          Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Company’s 2000 restructuring. The Company loaned the ESOP sufficient funds to purchase up to 8% of the Company shares issued in that transaction to persons other than the then-established mutual holding company of Bank Mutual Corporation.
          The loan to the ESOP is for a term of 10 years and calls for level annual payments of principal. Interest payments, at 8% per annum, are made annually. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account until allocated to employees upon repayment of loan principal.
          The ESOP does not allocate the pledged shares immediately. Instead, it releases a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and, if determined in certain years, dividends paid on the shares held in the plan. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares would be released and allocated to participants annually in 2001 through 2010; however, payments have occasionally been made more quickly by the use of dividends which were paid on unallocated shares to release additional shares. As a result of the actual payments made, 327,251 shares were allocated to participants’ accounts in 2009, and, cumulatively, 2,818,519 shares were previously released and allocated through 2008. The ESOP allocates the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.
          ESOP participants direct the voting of shares which are allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the discretion of the Company’s board of directors.
          401(k) Plan. To provide an additional incentive for employees to save for their retirement, the Company maintains the Bank Mutual Corporation 401(k) Plan. The 401(k) Plan, a tax-qualified defined contribution plan, is offered to substantially all of our employees. Under the 401(k) Plan, employees may voluntarily contribute additional funds to accounts for their benefit in the plan, and may designate within several specified choices how those funds will be invested. To provide additional incentives for these employees to contribute to their 401(k) accounts, the Company provides matching payments to contributions made by the participating employees. The Company’s matching payments are limited to 20% of the first 5% of salary deferred, for a maximum employer contribution of 1% of the participants’ salary (up to Code limits).
          Restoration Plans. The Company also maintains Restoration Plans to compensate participants for benefits under the ESOP and the 401(k) Plan that they are unable to receive because of limitations under the Code on contributions and benefits under those plans. The Code restricts the amount of tax-qualified plan benefits that can be received by plan participants, and also limits salary deferrals that an employee may contribute to the 401(k) Plan.
          The Restoration Plans provide benefits for all employees, including officers, based on allocations which they would have received in the ESOP in the absence of Code limitations. For example, under the ESOP, only the first $245,000 of earnings was considered in determining ESOP benefits for 2009. Under the Restoration Plan related to the ESOP, each participant receives an amount equal to the benefit that he or she would have received under the ESOP in the absence of the Code’s compensation limit, less the amount received under the ESOP itself.
          The Restoration Plan related to the 401(k) Plan permits eligible participants to defer compensation that they are unable to contribute to the 401(k) Plan and receive Company allocations thereunder, in each case because of Code limits. Under the Code, in 2009, only the first $245,000 of compensation is considered in determining benefits under tax-qualified plans.

          The Restoration Plan related to the ESOP covers all employees, and the Restoration Plan related to the 401(k) Plan covers officers and key employees who are selected by the board. The annual allocations to employees under the Restoration Plans are not tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to the employees following the termination of employment, the payments, which will require board approval, will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.
Grants of Plan-Based Awards
2009

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise
					Number	Number of	or Base	Grant Date
		Estimated Future Payouts Under Non-			of Shares	Securities	Price of	Fair Value
		Equity Incentive Plan Awards (1)			of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#) (2)	(#) (2)	($/Sh)	Awards ($)
Mr. Crowley Jr.	12/15/08	97,440	139,200	278,400	—	—	—	—
Mr. Dosland	12/15/08	22,932	32,760	65,520	—	—	—	—
Mr. Anderegg	12/15/08	24,860	35,514	71,028	—	—	—	—
Mr. Callen	12/15/08	24,570	35,100	70,200	—	—	—	—
Mr. Carter	12/15/08	9,860	14,085	28,170	—	—	—	—
Mr. Maurer	12/15/08	24,444	34,920	69,840	—	—	—	—

(1)	Because Company financial performance did not meet threshold levels, no bonuses were earned with respect to Company performance in fiscal 2009 and no amounts were actually paid based upon Company performance under the Management Incentive Plan. Please see the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table” above.

The amounts shown above represent amounts payable pursuant to the Management Incentive Plan. Of these amounts, 80% of bonus is payable pursuant to Company quantitative performance metrics (except for Mr. Crowley Jr., whose bonus is 100% based on those metrics); the named executive officers other than Mr. Crowley Jr. are able to earn up to 20% of their bonus based upon achievement of personal goals, but only if the Company’s quantitative financial goals were met.

(2)	No stock options or shares of restricted stock were awarded to executive officers in 2009.
* * *
          The non-equity incentive awards in the above table were potential annual cash bonus amounts payable pursuant to the Company’s Management Incentive Plan. Under the Management Incentive Plan, the Compensation Committee sets targets near the beginning of the fiscal year for Company performance and cash bonus payments depend upon the degree to which the Company meets these targets. The actual bonus amounts are determined based upon the Company’s performance as to those financial criteria. For each average percentage point by which the Company missed its targets, the potential bonus is reduced by 1.5 percentage points. No bonus is paid for performance more than 20% below targets. For each average percentage point by which the Company exceeds its targets, the bonus is increased by 2 percentage points. No bonus is earned with respect to any criteria if Company performance is below threshold criteria, which is also set at the beginning of the year. In addition, the Management Incentive Plan permits a portion of the cash bonus to be determined based upon individual performance goals. In total, Mr. Crowley Jr. was able to earn up to 14% at the threshold, 20% at the target, or 40% at maximum, of his salary as bonus; Messrs. Dosland, Anderegg, Callen and Maurer up to 12.6%, 18% and 36%; and Mr. Carter up to 10.5%, 15% and 30%, respectively. For further information as to the computation of these awards for fiscal 2009, see “Compensation Discussion and Analysis — 2009 Annual Compensation Determinations — Cash Bonus/Incentives” above.

          No equity-based awards were made to executive officers in 2009 under the Company’s 2004 Stock Plan. Under the 2004 Stock Plan, the Compensation Committee may grant awards of stock options and/or restricted stock to officers, directors and other key employees of the Company and its subsidiaries. Options under the 2004 Stock Plan are priced at the average of the high and low trading prices on The Nasdaq Stock Market on the grant date. Grants thereunder vest upon service with the Company, with 20% of the options and/or shares awarded vesting on each of the first five anniversaries of the grant. The 2004 Stock Plan also includes provisions which provide for accelerated vesting in the event of a change in control of the Company, death or disability. Awards were also made in 2001 under the Company’s 2001 Stock Plan, which was the predecessor and substantially similar to the 2004 Stock Plan.
Outstanding Equity Awards at Fiscal Year-End
December 31, 2009

	Option Awards					Stock Awards
						Number
						of Shares	Market
	Number of	Number of				or Units	Value of
	Securities	Securities				of Stock	Shares or
	Underlying	Underlying				That	Units of
	Unexercised	Unexercised	Option			Have	Stock That
	Options	Options	Exercise	Option		Not	Have Not
	(#)	(#)	Price	Expiration		Vested	Vested
Name	Exercisable	Unexercisable	($)	Date		(#)	($)(5)
Mr. Crowley Jr.	1,156,657		$3.2056	5/8/11	(1)
	700,000	0	$10.6730	5/3/14	(2)

Mr. Dosland	10,000	40,000	$12.025	8/18/18	(3)
						16,000 (4)	$110,880

Mr. Anderegg	165,086		$3.2056	5/8/11	(1)
	100,000	0	$10.6730	5/3/14	(2)

Mr. Callen	165,086		$3.2056	5/8/11	(1)
	100,000	0	$10.6730	5/3/14	(2)

Mr. Carter	10,000	0	$10.6730	5/3/14	(2)

Mr. Maurer (6)	100,000	0	$10.6730	5/3/14	(2)

(1)	Option award, under the 2001 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the May 8, 2001 grant date, as adjusted for a subsequent stock split. Vested in five annual increments of 20% each.

(2)	Option award, under the 2004 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the May 3, 2004 grant date. Vested in five annual increments of 20% each.

(3)	Option award, under the 2004 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the August 18, 2008 grant date and vests in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2009, 80% of the options awarded in 2008 remained unvested.

(4)	Consists of restricted shares awarded on August 18, 2008 under the 2004 Stock Plan. The restricted shares vest in five annual increments of 20% each beginning on the first anniversary following the award. At December 31, 2009, 80% of the restricted shares awarded in 2008 remained unvested.

(5)	Based on the $6.93 per share closing price of a share of our common stock on December 31, 2009, the last trading day of the year.

(6)	Mr. Maurer ceased employment with the Company as of September 25, 2009. At that time, he had vested options to purchase 100,000 shares of Company common stock that remained unexercised; if not exercised by September 25, 2010, those options will terminate.
Option Exercises and Stock Vested
2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on	Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(2)
Mr. Crowley Jr.	31,195	182,316	56,000	572,600
Mr. Dosland	0	0	4,000	36,120
Mr. Anderegg	0	0	8,000	81,800
Mr. Callen	0	0	8,000	81,800
Mr. Carter	0	0	2,000	20,450
Mr. Maurer	9,111	35,937	8,000	81,800

(1)	Computed based on the difference between the market price of the underlying securities at exercise and the option exercise price.

(2)	The number of shares acquired on vesting and the value realized on vesting relates to shares of restricted stock that were granted under the 2004 Stock Plan and that were subject to vesting at the rate of 20% per year in the five years after grant. For Messrs. Crowley Jr., Anderegg, Callen, Carter and Maurer, the shares were granted in 2004, and for Mr. Dosland, they were granted in 2008. The shares granted under the 2004 Stock Plan are valued at the average of the high and low trading prices on The Nasdaq Stock Market on the dates of vesting.
Pension Benefits
          The following table provides information on the benefits which are accrued under the Bank Mutual Corporation Pension Plan, the qualified defined benefit pension plan that covers substantially all of our employees, and Mr. Crowley Jr.’s Supplemental Plan, which applies to specified officers.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Mr. Crowley Jr.	Pension Plan	42	2,078,244	0
Mr. Crowley Jr.	Supplemental Plan	42	5,884,539	0
Mr. Dosland	Pension Plan	0	0	0
Mr. Anderegg	Pension Plan	16	440,693	0
Mr. Callen	Pension Plan	10	420,703	0
Mr. Carter	Pension Plan	20	158,423	0
Mr. Maurer	Pension Plan	27	1,056,709	23,080
Pension Plan
          The Pension Plan is a qualified defined benefit pension plan which covers all employees of the Company and its subsidiaries who are age 21 or over and who have completed at least one year of service with the Company. Pension benefits are based on the participant’s average annual compensation (salary and bonus), including annual cash incentive compensation, and years of credited service to the Company and its subsidiaries. Years of credited service in the Pension Plan begin at the date of participation in the plan. Benefits are determined in the form of a

10-year certain and life annuity. Pension Plan payments were calculated assuming a retirement age of 65, or in Mr. Crowley’s case, age 68, and a discount rate of 5.84% and using the RP 2000 mortality table for determining post-retirement mortality.
Supplemental Retirement Plan
          Designated officers (currently only Mr. Crowley Jr.) also participate in the Supplemental Plan, which is a supplemental non-qualified defined benefit pension plan. The Supplemental Plan provides monthly supplemental benefits to participants that will be paid out of a “rabbi trust” established for the Supplemental Plan, or unsecured corporate assets. The amount of the Supplemental Plan benefit in the form of a 10-year certain and life annuity is determined as:
•	An amount calculated under the Pension Plan without regard to the limitations imposed by the Code on benefit or compensation amounts and without regard to certain limitations on years of service, minus
•	The pension benefit accrued under the Pension Plan.
          In 2009, under Code limits, the maximum annual benefit payable through the Pension Plan was $195,000 and the maximum annual compensation which could be taken into account to determine pension benefits was $245,000. For 2010, those amounts remain at $195,000 and $245,000, respectively. The Code limits the number of years of service which may be taken into account to 40 years.
          Benefits under the Supplemental Plan are calculated assuming a retirement age of 68 (in the case of Mr. Crowley Jr.) and a discount rate of 5.84% and using the RP 2000 mortality table for determining post-retirement mortality. To support obligations payable under the Supplemental Plan, the Company maintains assets in a “rabbi trust,” the amount of which is based on the actuarial value of future benefits; the Company expenses payments into the rabbi trust when they are made. These amounts will be paid from the Company’s funds, including funds of the rabbi trust in the future; they will not be paid out of the assets in the Pension Plan.
Nonqualified Deferred Compensation
          The Company maintains Restoration Plans which, in part, relate to Code limits on Company contributions made with respect to the 401(k) Plan and the ESOP. The Code limits the salary deferral that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants. It also limits the amount of salary which may be considered for ESOP allocations. See the description included following the “Summary Compensation Table” above.
          The following table includes information as to the additional contributions under the Restoration Plans.

	Executive	Registrant		Aggregate
	Contributions	Contributions in	Aggregate	Withdrawals/	Aggregate
	in Last FY	Last FY	Earnings in	Distributions	Balance at Last
Name	($) (1)	($) (2)	Last FY ($)	($)	FYE ($) (3)
Mr. Crowley Jr.	26,502	5,300	(49,196)	0	303,463
Mr. Dosland	0	0	0	0	0
Mr. Anderegg	0	0	(13,247)	0	30,844
Mr. Callen	20,541	1,275	75	0	95,637
Mr. Carter	0	0	0	0	0
Mr. Maurer	0	0	0	0	0

(1)	These amounts are also included under the “Salary” column of the “Summary Compensation Table” above.

(2)	These amounts are also included under the “All Other Compensation” column of the “Summary Compensation Table” above.

(3)	Of these balances, the following amounts were included in prior years’ Summary Compensation Tables: Mr. Crowley Jr. — $140,541; Mr. Anderegg — $7,822; and Mr. Callen — $33,136.

Employment Agreements and Potential Payments Upon
Termination or Change in Control
          Employment Agreements. The Bank has employment agreements with Messrs. Crowley Jr., Dosland, Anderegg and Callen, and had such an agreement with Mr. Maurer prior to his retirement. Other than Mr. Dosland’s agreement, the initial terms of all of the employment agreements were three years. For Mr. Crowley Jr., each year the agreement may be extended, upon agreement of Mr. Crowley Jr. and by affirmative action of the Bank’s board of directors, so that the agreement remains in effect for a rolling three-year period. For the other executives, on each anniversary date after the expiration of the initial period, the employment term may be extended for one year upon agreement of the executive and by affirmative action taken by the Bank’s board. The terms of the agreements for all officers were extended at January 1, 2009 and 2010. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually, but cannot be reduced, by the Bank’s board, as well as benefits, perquisites, directors and officers insurance and indemnity, in accordance with the Bank’s policies. Each executive is also entitled to incentive compensation based upon the Bank’s incentive compensation plan as in effect from time to time and, from time to time, in the board’s discretion.
          The current 2010 annual base salary amounts for each of the covered executive officers under the employment agreements are as follows: Mr. Crowley Jr. — $696,000; Mr. Dosland — $192,000; Mr. Anderegg — $202,300; and Mr. Callen — $200,000. These amounts may be changed in subsequent years, but may not be reduced. Mr. Maurer retired effective September 25, 2009.
          The employment agreements can be terminated: at the election of the executive officer or the Bank at the expiration of the term; upon death, retirement or disability of the executive; at any time for cause (as defined in the agreements); or voluntarily without cause by the executive or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control. Upon any event of termination or a change in control, each executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time. In addition, depending on the manner of termination, each executive will receive additional benefits as discussed and quantified in the tables below.
          If the Bank terminates Mr. Crowley Jr.’s agreement at the end of the term, he will receive a lump sum payment equal to 100% of his annual base salary at the time of termination. In addition, he will receive insurance benefits (life, medical, dental and optical) and required medical coverage at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law. The other executives do not receive any additional payments if terminated at the end of the current term of his or her agreement.
          Upon each executive’s death or retirement, the executive or executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation, prorated to the end of the calendar month in which the termination occurred, and compensation for accrued but unused vacation time. The amounts owed in these circumstances will be a lump sum cash payment. Retirement age is set at 55 for Messrs. Crowley Jr. and at 65 for the other executives. In Mr. Crowley Jr.’s case, if he is age 65 or older at the time of retirement, the Bank will also pay for certain Medicare coverage. In addition, in the event of death of Mr. Crowley Jr., the Bank will provide certain medical coverage and benefits for his spouse and dependent children.
          Upon disability, each executive’s unpaid base salary and incentive compensation will be prorated to the end of the calendar month in which the termination occurred. The executive will also receive an amount equal to 100% of his or her annual base salary at the time of termination, as well as insurance benefits (life, medical, dental and optical) at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law. Mr. Crowley Jr. is also entitled to receive further medical coverage required by COBRA at the Bank’s expense for an additional 29 months. In addition, upon termination due to disability, Mr. Crowley Jr. will receive benefits comparable to the amount and duration that other executives would receive under the Bank’s short- and long-term disability plans as if the maximum benefit limitation and eligibility periods did not apply.
          If, during the term, the Bank terminates an executive without cause or the executive officer terminates his or her employment for cause (e.g., the Bank reduces the executive’s base compensation or duties or breaches the employment agreement), the executive would be entitled to receive a lump sum payment equal to 100% of his or her base salary at the time of termination through the end of a one-year severance period. In Mr. Crowley Jr.’s case, he would receive such amount for an aggregate of 36 months. In addition, if the Bank terminates an executive officer without cause, the executive will receive insurance benefits (life, medical, dental and optical) at the Bank’s expense through the end of the one-year severance period, in accordance with the Bank’s policies and applicable law. In Mr. Crowley Jr.’s case, the benefits period is extended for a period of up to 36 months after the date of termination. Mr. Crowley Jr. also receives required medical coverage at the Bank’s expense and potential Medicare benefits, if he is age 65 or older at the time of termination. The Bank must also pay each executive officer a lump sum cash payment in an amount equal to the product of: (i) the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and (ii) the number of years in the severance period (Mr. Crowley Jr. receives three times the Bank’s annual aggregate contributions).
          Each executive also has the right to terminate his or her employment following a change in control of the Bank if any of the following occur as a result of the change in control: the executive’s compensation, benefits, responsibilities or duties are reduced; the executive is transferred more than 50 miles from his current principal office of employment; or the executive is required to travel as part of his or her duties more than in the past. Upon any termination resulting from a change in control, each executive has a right to receive severance payments and termination benefits as if a termination by the Bank without cause had occurred. In addition, Mr. Crowley Jr. will continue to receive certain benefits in the event of a change in control of the Bank.
          Under each employment agreement, the aggregate amount of all severance payments and termination benefits payable to the executive officer, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.
          If an executive is terminated by the Bank for cause, the executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time; however, the executive will not be entitled to any compensation or employment benefits for any period after the date of such termination, or the continuation of any benefits, except as may be required by law. “Cause” is defined to include: the executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or material breach of the employment agreement.
          In addition, the employment agreements for the executives other than Mr. Crowley Jr. contain specific conditions under which the Bank’s obligations to make payments or provide benefits would be suspended or terminated. If the executive is suspended or temporarily prohibited from participating in the Bank’s affairs pursuant to the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations will be suspended, and if the executive is removed or permanently prohibited from participating in the Bank’s affairs pursuant to the FDIA, the Bank’s obligations will terminate, except that the executive will still be entitled to vested rights. Each agreement may also be terminated by the Office of Thrift Supervision if it is determined that the Bank needs assistance or is in an unsafe or unsound condition.
          Each executive officer is also subject to non-compete provisions, under which he or she agrees not to compete with the Bank for the greater of one year or the period for which he or she received post-employment compensation under the agreement, but not to exceed two years. If the executive breaches the non-compete provisions, the Bank is entitled to injunctive and equitable relief in addition to other remedies available at law.
          Termination and Change in Control Payments and Benefits. The following tables set forth the estimated current value of benefits that could be paid to our named executive officers upon various events of termination or a change in control under the individual employment agreements with Messrs. Crowley Jr., Dosland, Anderegg and Callen and/or the terms of our equity compensation plans. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The tables reflect the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2009. The tables do not include certain payments that are generally otherwise available on a non-discriminatory basis to all salaried employees (such as accrued vacation time; amounts, if any, payable pursuant to Company retirement plans; amounts, if any, payable related to third party insurance; and, in certain cases, amounts payable under certain benefits plans). As a result, no amounts are provided for Mr. Carter because, if his employment ends, he would not receive any payments that are not generally available on a non-discriminatory basis to all salaried employees; nor are any amounts provided for Mr. Maurer because, upon his retirement in 2009, he did not receive payments from the Company that were not generally available on a non-discriminatory basis to all salaried employees.
Michael T. Crowley Jr.

			Early	Early
			Vesting of	Vesting of
	Base	Incentive	Stock	Restricted	Other
	Salary ($)	Compensation	Options ($)	Shares ($)	Benefits ($)
Event	(1)	($) (2)	(3)	(4)	(5)	Total ($)
Termination by Bank at End of Term	696,000	0	N/A	N/A	28,813	724,813
Retirement (6)	N/A	0	N/A	N/A	N/A	0
Death	N/A	0	0	0	16,715	16,715
Disability	696,000	0	0	0	368,857 (7)	1,064,857
Termination by Executive For Cause	2,088,000	0	N/A	N/A	N/A	2,088,000
Termination by Bank Without Cause	2,088,000	0	N/A	N/A	662,830	2,750,830
Termination by Executive Due to Change in Control	2,088,000	0	0	0	664,063	2,752,063	(8)
Other Executive Officers

			Early	Early
			Vesting of	Vesting of
Event / Name	Base	Incentive	Stock	Restricted	Other
of Executive	Salary ($)	Compensation	Options	Shares ($)	Benefits
Officer	(1)	($) (2)	($) (3)	(4)	($) (5)	Total ($)
Termination by Bank at End of Initial Term (9)	N/A	0	N/A	N/A	N/A	0
Retirement (6)	N/A	0	N/A	N/A	N/A	0
Death
Mr. Dosland	N/A	0	0	110,880	N/A	110,880
Mr. Anderegg	N/A	0	0	0	N/A	0
Mr. Callen	N/A	0	0	0	N/A	0
Disability
Mr. Dosland	182,000	0	0	110,880	N/A	292,880
Mr. Anderegg	197,300	0	0	0	N/A	197,300
Mr. Callen	195,000	0	0	0	N/A	195,000

			Early	Early
			Vesting of	Vesting of
Event / Name	Base	Incentive	Stock	Restricted	Other
of Executive	Salary ($)	Compensation	Options	Shares ($)	Benefits
Officer	(1)	($) (2)	($) (3)	(4)	($) (5)	Total ($)
Termination by Executive For Cause
Mr. Dosland	182,000	0	N/A	N/A	N/A	182,000
Mr. Anderegg	197,300	0	N/A	N/A	N/A	197,300
Mr. Callen	195,000	0	N/A	N/A	N/A	195,000
Termination by Bank Without Cause
Mr. Dosland	182,000	0	N/A	N/A	11,634	193,634
Mr. Anderegg	197,300	0	N/A	N/A	77,137	274,437
Mr. Callen	195,000	0	N/A	N/A	49,117	244,117
Termination by Executive Due to Change in Control
Mr. Dosland	182,000	0	0	110,880	11,634	304,514	(8)
Mr. Anderegg	197,300	0	0	0	77,137	274,437	(8)
Mr. Callen	195,000	0	0	0	49,117	244,117	(8)

In the tables, “N/A” indicates that the type of payment specified is not applicable to the particular event.

(1)	For officers other than Mr. Crowley Jr., this amount represents the executive’s base salary in the year of the applicable termination event. In Mr. Crowley Jr.’s case, in the event of (i) termination by Mr. Crowley Jr. for cause, (ii) termination by the Bank without cause and (iii) termination by Mr. Crowley Jr. due to a change in control, this amount represents base salary for the remaining term of the agreement and up to one year post-term, with a 36-month maximum. Amounts payable to Mr. Crowley Jr. do not include compensation earned for service as a director of the Company or the Bank.

(2)	No bonuses, either discretionary or based on the formulas under the Management Incentive Plan, were earned in 2009. See “Compensation Discussion and Analysis — 2009 Annual Compensation Determinations — Cash Bonus/Incentives” and the “Summary Compensation Table” above. Under the Management Incentive Plan, in the event of retirement, death or permanent disability during a plan year, incentive awards are paid at the end of the year on a pro-rata basis.

(3)	All outstanding unvested stock options would become vested (i) pursuant to each executive’s employment agreement and the stock plans, upon a change in control and (ii) pursuant to the stock plans, upon death or disability of the executive. The amount shown represents the value of the options based on a closing stock price on December 31, 2009, the last trading day of the year, of $6.93 per share. Mr. Dosland is the only executive with unvested stock options as of December 31, 2009, and the exercise price of his options is $12.025; therefore, they had no unrealized value at December 31, 2009.

(4)	All outstanding unvested shares of restricted stock would become vested (i) pursuant to each executive’s employment agreement and the stock plans, upon a change in control and (ii) pursuant to the stock plans, upon death or disability of the executive. This amount represents the value of the unvested restricted share awards held by the executive based on a closing stock price on December 31, 2009, the last trading day of the year, of $6.93 per share. Mr. Dosland is the only executive with unvested restricted stock as of December 31, 2009.

(5)	These amounts include payments of premiums for employer-paid life insurance and employer-paid medical and dental benefits; however, they do not include payments, if any, to the extent that they are generally available on a non-discriminatory basis to all salaried employees. Further, in the case of termination of the executive by the Bank without cause or a change in control, these amounts also include the lump sum cash payment equal to the Bank’s annual aggregate contributions for the executive to retirement benefit plans for the remaining employment term or severance period, as set forth in the executive’s employment agreement. In the case of Mr. Crowley Jr., in the event of a change in control, these amounts also include certain benefits such as use of a company automobile and club membership dues.

(6)	In the event of retirement, except under the Management Incentive Plan, the executive officers other than Mr. Crowley Jr. do not receive any payments or benefits that are not otherwise generally available on a non-discriminatory basis to all salaried employees. Because no bonus was payable for 2009, upon a retirement at December 31, 2009, the executives other than Mr. Crowley Jr. would not have received any payments not generally available on a non-discriminatory basis to all salaried employees. In the case of Mr. Crowley Jr., he is entitled to receive retirement payments or benefits, which are not available to other employees, pursuant to the Supplemental Plan. The present value of accumulated benefits under the Supplemental Plan is $5,884,539. See the “Pension Benefits” table above.

(7)	This amount includes a short-term disability payment to the executive for six months and assumes that, after that six-month period, the executive would elect to begin receiving retirement payments instead.

(8)	Per the employment agreements, the total amount payable is limited to 2.99 times the executive officer’s Base Amount (defined as the average annual total compensation over a five-year period immediately preceding the change in beneficial ownership or control of the Bank) so as to prevent the payment from being classified as a parachute payment within the meaning of Section 280G(b)(2) of the Code. Therefore, the actual amounts payable to an executive might be less than the amount indicated in these tables.

(9)	The initial terms of the employment agreements with Messrs. Dosland, Anderegg and Callen have expired; therefore, the “Termination by Bank at End of Initial Term” category does not apply to those individuals.
          In the event any of these persons otherwise voluntarily terminates or is terminated for cause, they would receive any accrued salary and vacation pay through the time of termination, on the same basis as is paid to other salaried employees.
RISK MANAGEMENT AND COMPENSATION
          In addition to relying on conservative operating principles generally, the Company designs and evaluates its compensation policies for executive officers and all other employees so as to not create incentives to take undue risks to the institution. In the case of executive officers and other senior personnel, historically most direct compensation has been in the form of salary and in equity awards which vest over a five-year time horizon. When establishing cash bonuses for executives, the Compensation Committee establishes incentives and goals that are consistent with corporate goals and that are reasonably achievable given maximum effort, but that do not encourage unnecessary risk taking; further, the cash bonuses that are determined over a relatively short-term performance horizon at target only represent up to a maximum of 10%, 15% or 18% depending on position (20% in the case of the Chairman and CEO) of annual salary, a relatively small portion of total compensation, or twice those amounts at the maximum points. Even for employees below these compensation levels, the Company’s business underwriting standards and related policies, including management supervision and approval processes, minimize the risk that personnel who are compensated for making loans, managing investments or other more discrete functions are able to take excessive risks motivated by their compensation effect. As a result and on this basis, the Company believes that the risks, if any, arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY
General Principles
          Bank Mutual Corporation has a policy that transactions, if any, between the Company, on the one hand, and its executive officers or directors (or related party), on the other hand, must be on a basis that is fair and reasonable to the Company, and in accordance with Bank Mutual Corporation’s code of ethics, banking laws and regulations and other policies. Lending transactions between the Bank and such a person that are on the same terms and conditions as applied to others must be approved in advance by the board of directors or the executive committee of the Bank and also must be brought to the attention of the Company’s board of directors; depository transactions on the same terms and conditions as other customers do not need approval. Any other transactions with the Company’s directors or executive officers, or their related parties, must be approved by either a disinterested majority of the Company’s board of directors or by its Audit Committee.
Banking Relationships
          The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms which they serve. The Company follows applicable banking laws and regulations with respect to those relationships. The Bank’s historical policy has been that transactions, including loans, deposits and other securities, with its or the Company’s directors and executive officers be on terms that are no more favorable to the director or executive officer than the Bank would provide to unaffiliated third parties; however, the Bank maintains certain limited preferential loan programs for the benefit of other Bank non-executive officers and employees. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.
          Certain directors and executive officers are, or in 2009 were, indebted to the Bank for loans made in the ordinary course of business. Those loans were made in the ordinary course of business and have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable or preferential features. During 2009, Mr. Dosland had an outstanding ordinary course, non-preferential mortgage loan from the Bank. Also, a trust established for Mr. Buestrin’s daughter had an outstanding ordinary course, non-preferential residential mortgage loan from the Bank in 2009. In addition, all of the directors and executive officers had deposit accounts with the Bank; these accounts are on the same terms and conditions that are offered to the Bank’s other customers. The board has considered these relationships when determining which directors are “independent” and has concluded that they do not affect independence.
Family Relationships
          Michael T. Crowley III, the adult son of Mr. Crowley Jr., is the Vice President — Bank Office Administration for the Southeast Region of the Bank. In 2009, his annual base salary was $91,300, and he did not receive a bonus. Mr. Crowley III participates in other Bank benefit plans on the same basis as other salaried employees of the Bank, and does not have an employment agreement with the Company or the Bank.
          Michael T. Crowley, Sr., the father of Mr. Crowley Jr., was a director of Bank Mutual Corporation until 2004. In addition, he was a director and executive officer of the Bank until his retirement in 2005. The Company makes various post-retirement payments to Mr. Crowley Sr. as described below.
          Deferred Compensation Agreement. The Bank maintained a deferred compensation arrangement with Mr. Crowley Sr. for over 25 years under which it agreed to defer part of Mr. Crowley Sr.’s compensation in exchange for compensation payments at a later date. The precise provisions were modified from time to time, most recently in 1998. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.
          Upon Mr. Crowley Sr.’s retirement in May 2005, he began to receive a life income in monthly installments of $10,607, with a minimum of 120 installments. The monthly installments are equal to the amount that would be payable to the Bank under the life insurance policy if the Bank exercised a settlement option under the policy for monthly life income, with a 120-month period certain. If Mr. Crowley Sr. dies before his receipt of 120 monthly payments, the amounts otherwise payable to him will be paid to a beneficiary or beneficiaries named by him or to his estate. Under his employment agreement as in effect when he retired, Mr. Crowley Sr. also receives continuing medical insurance benefits in retirement, valued at $5,803 in 2009.
          Defined Benefit Retirement Plans. As a consequence of his retirement, Mr. Crowley Sr. participates in the Company’s qualified defined benefit pension plan and the Supplemental Plan, both as described in “Executive Compensation” above. Under the qualified plan, Mr. Crowley Sr. had more than 70 years of service with the Bank prior to his retirement, and received $105,936 in 2009, in accordance with the plan, reflecting Code limits. In addition, as a consequence of those legal limits, Mr. Crowley Sr. also received approximately $297,284 in 2009, under the supplemental non-qualified plan; these amounts are paid out of a rabbi trust maintained by the Company.
REPORT OF THE AUDIT COMMITTEE
          The functions of the Audit Committee of the Bank Mutual Corporation board of directors include meeting with the Company’s independent auditors and making recommendations to the board regarding independent auditors; assessing the adequacy of internal controls over financial reporting, accounting methods and procedures; reviewing public disclosures required for compliance with securities laws; and considering and reviewing various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members of the Audit Committee are “independent” as defined in Rule 5605(a)(2) of the The Nasdaq Marketplace Rules, applicable to companies listed on The Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee and reviews and reaffirms that charter annually. A copy of the charter is available on the Company’s website.
          In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with Bank Mutual Corporation management;

•	discussed with Deloitte & Touche LLP, the Company’s independent auditors for 2009, those matters that are required to be discussed by the Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees”; and

•	received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
          Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009.
          In addition, the Audit Committee also considered the fees paid to Deloitte & Touche LLP for services provided by Deloitte & Touche during 2009. See “Independent Registered Public Accounting Firm” below. The Committee believes that the provision of the non-audit services is compatible with maintaining Deloitte & Touche’s independence.
          Members of the Audit Committee in 2009:
Richard A. Brown, Chairman
Thomas H. Buestrin
William J. Mielke
Robert B. Olson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The firm of Deloitte & Touche LLP audited the Company’s financial statements for the fiscal years ended December 31, 2009 and 2008. The Audit Committee has decided, subject to shareholder ratification, to appoint Deloitte & Touch LLP, certified public accountants, as the independent auditors to audit the Company’s financial statements for the year ending December 31, 2010. For years ending prior to and including December 31, 2007, Ernst & Young LLP served as the Company’s independent auditors. See “Change in Independent Registered Public Accounting Firm” below for more information regarding Deloitte & Touche LLP’s initial selection.
          Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Deloitte & Touche LLP as independent auditors for 2010. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.
          Representatives of Deloitte & Touche LLP are expected to be present at the 2010 annual meeting to respond to appropriate questions and to make a statement if they so desire.
Fees Paid to Independent Registered Public Accounting Firm for 2009 and 2008
          The firm of Deloitte & Touche LLP audited the books and records of Bank Mutual Corporation for the years ended December 31, 2009 and 2008.
          Fees. Fees (including reimbursements for out-of-pocket expenses) paid to Deloitte & Touche LLP for services relating to fiscal 2009 and 2008 were as follows:

	2009	2008
Audit fees:	$420,622	$304,376
Audit-related fees:	27,200	0
Tax fees:	62,050	3,725
All other fees:	0	0
          The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit-related fees relate to services provided in connection with responses to comment letters received from the SEC during 2009. Tax services consisted of tax compliance and advice, including tax return assistance and consulting services related to tax accounting method changes. The Audit Committee considered the compatibility of non-audit services by Deloitte & Touche LLP with the maintenance of that firm’s independence.
Audit Committee Pre-Approval Policy
          The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have such projects approved by the Committee. Projects of the types approved in general by the Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chairman of the Audit Committee, subject to review and approval by the Committee at its next meeting. There were no services or fees in 2009 or 2008 which were not approved in advance by the Committee or its chairman under this policy.
Change in Independent Registered Public Accounting Firm
          The firm of Ernst & Young LLP audited the books and records of Bank Mutual Corporation for the year ended December 31, 2007 and prior years. Although it was not the Company’s independent auditor for 2009 or 2008, Ernst & Young LLP provided appropriate transitional and related services in 2009 and 2008 to aid in the change in auditors as well as preparation of the Company’s federal and state tax returns for the year ended December 31, 2007.
          On August 24, 2007, the Audit Committee notified Ernst & Young LLP that upon completion of the 2007 engagement and the filing of the Company’s 2007 Annual Report on Form 10-K, Ernst & Young LLP would be dismissed as the Company’s independent registered public accounting firm. That change occurred on March 7, 2008. Ernst & Young LLP’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2005, 2006 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
          During the years ended December 31, 2005, 2006 and 2007 and the subsequent period through the date of this proxy statement, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference thereto in their reports on the financial statements for such years. Also during that period there have been no reportable events described in Item 304(a)(1)(v) of Regulation S-K except that, in connection with the audit of the Company’s 2006 financial statements, errors were identified relating to the accounting policies for defined benefit plans under SFAS No. 87 and the incorrect application of these accounting policies to the Company’s non-qualified pension plans. This incorrect application of accounting policies resulted in the Company overstating an asset and understating expense. While the error was corrected in accordance with SAB No. 108, whereby shareholders’ equity and other assets were adjusted as of January 1, 2006, the Company and Ernst & Young LLP noted this as a material weakness in internal control over financial reporting in the Company’s 2006 Annual Report on Form 10-K.
          The Audit Committee determined that the time was opportune to engage in a “request for proposal” process for choosing the Company’s auditor for 2008. The decision to dismiss Ernst & Young LLP and engage a new accounting firm resulted from that RFP process, in which Ernst & Young LLP participated.
          On August 24, 2007, the Audit Committee appointed Deloitte & Touche LLP as the Company’s new independent registered public accounting firm beginning for fiscal 2008, subject to shareholder ratification. The appointment became effective on March 7, 2008. During the fiscal years ended December 31, 2005, 2006 and 2007, and through the date of this proxy statement, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche LLP regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K. The Company has authorized Ernst & Young LLP to respond fully to any inquiries by Deloitte & Touche LLP regarding matters related to the issues described above.
          Fees. Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP, the Company’s former independent auditors, for services relating to fiscal 2009 and 2008 were as follows:

	2009	2008
Audit fees:	$7,700	$25,000
Audit-related fees:	0	21,098
Tax fees:	12,145	50,350
All other fees:	0	0
          The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit-related services consisted of transitional matters related to the change in the Company’s independent auditor. Tax services consisted of tax compliance and advice, including tax return assistance and assistance with an IRS exam that has been successfully concluded.

SHAREHOLDER PROPOSALS AND NOTICES
          Shareholder proposals must be received by the Secretary of Bank Mutual Corporation, James P. Carter, no later than November 11, 2010 in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to the SEC’s Rule 14a-8 under the Securities Exchange Act.
          Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal under Rule 14a-8 described above) fails to appropriately notify Bank Mutual Corporation of the matter at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority with respect to such a matter if it is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, for inclusion, any such matters must be received by the Company by no later than January 25, 2011 in the case of the 2011 annual meeting of shareholders. If such a notice is not received, the persons voting the proxies may use their discretion on any such matter. The Company is not aware of any such proposals for the 2010 annual meeting.
          In addition, as a separate requirement, the Company’s bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation’s corporate secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions under the bylaws have been received by the Company for the 2010 annual meeting. Assuming that the 2011 annual meeting is held as scheduled on May 2, 2011, the period in which materials must be received is between January 22, 2011 and February 21, 2011 for the 2011 annual meeting in order to be considered.

By Order of the Board of Directors

James P. Carter
Vice President and Secretary
Milwaukee, Wisconsin
March 5, 2010
          A copy, without exhibits, of Bank Mutual Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009 is attached to this proxy statement. The Company will provide an additional copy of the 10-K, without exhibits, without charge to any record or beneficial owner of Company common stock upon the written request of that person directed to: James P. Carter, Vice President and Secretary, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.
          Multiple Shareholders Sharing the Same Address. In some cases, we have multiple shareholders of record at a single address. We are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, Registrar and Transfer Company, at (800) 368-5948, contact it by e-mail at info@rtco.com, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.
          If you receive multiple copies of the annual report and proxy statement, you also may contact our transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BANK MUTUAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
MAY 3, 2010
     The undersigned hereby appoints Michael T. Crowley, Jr., Michael W. Dosland and James P. Carter, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the “Meeting”) to be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 3, 2010, at 10:00 a.m., and at any and all adjournments and postponements thereof.

Please be sure to date and sign this proxy card in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

		With-	For All
	For	hold	Except
1. The election of the following nominees as director for terms indicated (except as marked to the contrary below):	☐	☐	☐

Terms expiring in 2013:

Richard A. Brown, Mark C. Herr, and J. Gus Swoboda

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write, in the space provided below the name(s) of the nominee(s) for whom you wish to withhold your vote.

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as independent auditors	☐	☐	☐

I/We Plan To Attend The Meeting.		→	☐
     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE PROPOSAL LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
     The Board of Directors recommends a vote “FOR” the election of the nominees and the proposal listed above.

é      Detach above card, sign, date and mail in postage paid envelope provided.     é
BANK MUTUAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.
          The above signed acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.
          Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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